UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Navarre Corporation

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NAVARRE CORPORATION
7400 49th Avenue North
New Hope, Minnesota 55428

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
September 13, 2007

Please take notice that the Annual Meeting of the Shareholders of Navarre Corporation will be held at the time and place and for the purposes indicated below.

TIME	3:00 p.m., local time, on Thursday, September 13, 2007
PLACE	Navarre Corporation Headquarters 7400 49th Avenue North New Hope, Minnesota 55428
ITEMS OF BUSINESS
1. To elect three directors, assigned to the second class of directors, for a term of three years or until their successors are elected and qualified, and one director, assigned to the third class of directors, for a term of one year or until a successor is elected and qualified;

2. To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the Company’s 2008 fiscal year;
3. To approve an amendment to the Amended and Restated 2004 Stock Plan to increase the number of shares available for issuance; and
4. To transact such other business as may properly come before the meeting or any adjournments thereof.
RECORD DATE	You can vote if you were a shareholder of record at the close of business on Friday, July 20, 2007.
ANNUAL REPORT	Our 2007 Annual Report, which includes a copy of our Annual Report on Form 10-K, accompanies this Proxy Statement.
VOTING	Your Vote is Important. We invite all shareholders to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may also vote your shares by telephone or through the Internet by following the instructions we have provided on the proxy form. In the event you decide to attend the meeting in person, you may, if you desire, revoke your proxy and vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet.

Thank you for your continued support of Navarre Corporation.

By Order of the Board of Directors,

Ryan F. Urness
Secretary and General Counsel

July 27, 2007

NAVARRE CORPORATION
7400 49th Avenue North
New Hope, Minnesota 55428
(763) 535-8333

PROXY STATEMENT
Annual Meeting of Shareholders
September 13, 2007

INFORMATION ABOUT THIS PROXY SOLICITATION AND VOTING

We were incorporated in Minnesota in 1983. Our corporate headquarters is located at 7400 49th Avenue North, New Hope, Minnesota 55428, and our telephone number is (763) 535-8333. Our website address is www.navarre.com. References to our website are not intended to and do not incorporate information found on the website into this Proxy Statement. Our most recent fiscal year ended March 31, 2007 (“FY2007”).

Proxy Statement and Solicitation of Votes

This Proxy Statement is being furnished to our shareholders in connection with the solicitation of proxies by our Board of Directors for use at the annual meeting of shareholders to be held on Thursday, September 13, 2007 at 3:00 p.m., local time, at our corporate headquarters, 7400 49th Avenue North, New Hope, Minnesota 55428, and at any adjournments or postponements thereof (the “Annual Meeting”). It summarizes the information you need to know in order to vote at the Annual Meeting. This Proxy Statement and accompanying proxy are first being mailed to our shareholders on or about July 27, 2007.

The cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by us. We do not currently intend to solicit proxies other than by use of the mail, but certain of our officers and regular employees, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.

Voting Shares

Only shareholders of record as of the close of business on Friday, July 20, 2007 will be entitled to vote at the Annual Meeting. On that date, we had outstanding 36,179,704 shares of common stock, no par value (the “Common Stock”), each of which is entitled to one vote per share on each matter to be voted upon at the Annual Meeting.

How to Vote

You may vote in person at the Annual Meeting or you may vote by proxy. You may vote by proxy even if you plan to attend the Annual Meeting. The process of voting by proxy differs slightly based on how your share ownership is recorded. Your share ownership is recorded in one of two ways: direct ownership recorded by the stock transfer agent for the Company, Wells Fargo Shareowner Services; or beneficial ownership recorded through a brokerage or bank account, i.e. shares held in “street name.”

If your ownership is recorded directly, you will receive a proxy card from the Company. If your share ownership is beneficial, your broker and/or bank will issue you a voting instruction form either via mail or electronically. You will use the supplied form to instruct your broker or bank how to vote your shares and they must follow your voting instructions. If you hold your shares in street name and do not provide voting instructions to your broker, your broker will not vote your shares on any proposal on which your broker does not have discretionary authority to vote. If your broker lacks this discretionary authority to vote on an item and properly indicates this to us, we call this a broker “non-vote” on that item. Broker non-votes effectively reduce the number of shares needed to approve a proposal. On routine matters, NYSE member brokers may, at their discretion, vote shares they hold in street name on your behalf even if you have not provided voting instructions. Routine matters include the election of directors and may include the other items to be voted on at the Annual Meeting. NASD member brokers do not have discretionary authority to vote unless they are acting as a registered investment adviser pursuant to an investment contract or unless they are also NYSE member brokers.

You may vote your shares via the Internet at the web site shown on the proxy card or voting instruction form, telephonically by calling the telephone number shown on the proxy card or voting instruction form, or by mail. The proxy card or voting instruction form will indicate the date and time by which your vote must be received in order to be counted, whether you vote via the Internet, by telephone or by mail.

Once you have voted, you may change or revoke your vote at any time before it is exercised by (i) entering a new vote via the Internet or by telephone prior to the date and time indicated, (ii) returning a written revocation or a later-dated proxy card or (iii) voting in person at the Annual Meeting. However, if your shares are held through a bank or broker and you wish to vote those shares in person at the Annual Meeting, you must, in advance of the Annual Meeting, obtain a legal proxy from your bank or broker. Please contact your bank or broker directly for further information.

The enclosed proxy card, when properly signed and returned to us, will be voted at the Annual Meeting as directed therein. Proxies in which no direction is given with respect to the various matters of business to be transacted at the meeting will be voted “FOR” the election of the nominees for the Board of Directors named in this Proxy Statement; “FOR” the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm; and “FOR” the amendment to the Amended and Restated 2004 Stock Plan. As to any other matter to be presented at the Annual Meeting or any adjournment thereof, while the Board of Directors currently knows of no such other matters, all proxies returned to us will be voted on any such matter in accordance with the judgment of the named proxies.

How Votes Are Counted

Each share of our Common Stock is entitled to one vote for each matter to be voted on at the Annual Meeting. There is no cumulative voting. A quorum, consisting of a majority of the shares of Common Stock entitled to vote at the Annual Meeting, must be present in person or by proxy before action may be taken at the Annual Meeting. Broker non-votes, as discussed above, will count as shares present for purposes of determining the presence or absence of a quorum. Similarly, abstentions are also counted for determining if a quorum is present. All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will tabulate affirmative votes, negative votes, abstentions and broker non-votes.

With respect to the election of directors, you may either vote “FOR” a nominee or withhold your authority to vote for such nominee. Shares voted by proxies will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted “FOR” all nominees. If you withhold your authority to vote for a particular nominee on your proxy card, your vote will have no effect on the outcome because only a plurality of votes actually cast is required to elect a director. A broker non-vote will also have no effect on the outcome because broker non-votes are considered shares that are not entitled to vote.

With respect to all other matters, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Shares voted by proxies will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted “FOR” each matter. Shares represented by proxies that are marked “ABSTAIN” will have the same effect as a vote against the matter. A broker non-vote will not have the effect of a vote against the matter, because broker non-votes are considered shares that are not entitled to vote on the particular matter.

Votes Required

The vote of a plurality of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required for the election of a director. This means that, if shareholders will be electing three directors, then the three nominees receiving the most votes will be elected. For all other matters, the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote is required to pass.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL NO. 1 — Election of Directors

Our Board of Directors is divided into three staggered classes for purposes of election of directors. One class is normally elected at each annual meeting of shareholders to serve for a three-year term. Our Articles of Incorporation provide that the Board consist of between seven and eleven directors, as designated by the Board from time to time. The Board has determined that, as of the date of the Annual Meeting, the Board will consist of nine directors.

At the Annual Meeting, the terms of four directors assigned to the second class are expiring. They are Keith A. Benson, Charles E. Cheney, Timothy R. Gentz and Tom F. Weyl. The Board has determined that as of the date of the Annual Meeting the second class of directors will consist of three directors and has nominated Mr. Benson, Mr. Gentz and Mr. Weyl to be re-elected as second class directors at the Annual Meeting. If so elected, these directors will hold office for a three-year term expiring at the annual meeting of shareholders held in 2010, subject to prior retirement, resignation, death or removal from office.

The Board elected Mr. Cary L. Deacon to fill a vacancy in the third class of directors on January 25, 2007 and has nominated Mr. Deacon for election by the shareholders at the Annual Meeting to fill this office for a one-year term expiring at the annual meeting of shareholders held in 2008, subject to prior retirement, resignation, death or removal from office.

All other directors will continue in office following this Annual Meeting. Ms. Hopp and Messrs. St. Marie and Snow are assigned to the first class with their terms expiring at the annual meeting of shareholders held in 2009, and Messrs. Paulson and Sippl are assigned to the third class with their terms expiring at the annual meeting of shareholders held in 2008.

The nominees have indicated their willingness to serve as directors. If a nominee becomes unable to stand for re-election through unforeseen circumstances, the persons named in the proxy will vote for any substitute nominee proposed by the Board of Directors. Detailed information on the nominees and directors is provided below.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT
YOU VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR

PROPOSAL NO. 2 — Ratification of the Appointment of Grant Thornton LLP as the Company’s Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed the accounting firm of Grant Thornton LLP to act as the Company’s independent registered public accounting firm and audit the Company’s consolidated financial statements for the fiscal year ending March 31, 2008. Although shareholder ratification of this selection is not required by our Bylaws or otherwise, we are submitting the selection of Grant Thornton LLP for ratification at the Annual Meeting so that our shareholders may participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although it will not be required to select a different independent registered public accounting firm for the Company for the current fiscal year.

Grant Thornton LLP was first appointed as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2005. Previously, the accounting firm of Ernst & Young LLP served as our independent registered public accounting firm.

Additional information can be found in “Report of the Audit Committee” on page 12 and in “Audit and Non-Audit Fees” on page 14. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she has the desire to do so, and will be available to respond to appropriate questions from shareholders.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT
YOU VOTE “FOR” THE RATIFICATION OF GRANT THORNTON LLP

PROPOSAL NO. 3 — Approval of Increase in Shares Reserved Under the Company’s 2004 Stock Plan

On July 12, 2007, the Board of Directors approved amending the Amended and Restated 2004 Stock Plan (the “2004 Stock Plan” or the “Plan”), subject to shareholder approval, to increase the number of shares of our Common Stock available for issuance under the Plan by 1,500,000 shares. As originally approved by the shareholders on September 13, 2004, and amended by the shareholders on September 15, 2005, the Plan authorizes the Compensation Committee of the Board of Directors to grant stock options, stock appreciation rights, restricted stock, stock units, performance shares, performance units and other incentive awards payable in cash or in shares up to a maximum of 2,500,000 shares of our Common Stock. The Plan was designed to allow the Company flexibility in granting incentive awards in order to attract, retain and motivate the talent necessary for the Company’s success. As of July 9, 2007, 431,000 shares remained available for issuance under the Plan. The Board believes the shares remaining available under the Plan are insufficient to accomplish its intended purpose. On adoption of the proposed amendment, the maximum aggregate number of shares reserved under the Plan will be increased by 1,500,000, to 4,000,000 shares. No award under the Plan made prior to the date of the Annual Meeting has been made subject to shareholder approval of the proposed increase in shares available for issuance. In addition, we have no current plans, proposals or arrangements to issue the additional shares in connection with this amendment. Over the past three fiscal years, we have made equity-based awards at an average annual rate of 3.44% of our outstanding Common Stock, and we expect to continue to make awards at a similar rate based on our current assumptions and compensation strategies, assuming shareholder approval of this amendment. If the proposed amendment is adopted, we will file a Form S-8 Registration Statement with the Securities and Exchange Commission (the “SEC”) registering the additional shares. Except for this increase in shares available for issuance, the Plan will remain unchanged. Further information is provided under “Equity Compensation Plan Information” beginning on page 16 and a summary of the provisions of the 2004 Stock Plan is provided beginning on page 17.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
THE PROPOSED AMENDMENT TO THE 2004 STOCK PLAN

INFORMATION CONCERNING DIRECTORS AND NOMINEES

Names, Principal Occupations for the Past Five Years and Selected
Other Information Concerning Nominees and Directors

NOMINEES FOR DIRECTOR — Terms to Expire at Annual Meeting in 2010 (Second Class)

Keith A. Benson Age: 63 Director Since: 2003 Current Board Committees: Audit Committee (Chair) Governance and Nominating Committee	Until 2002, Mr. Benson was employed in the retailing industry, including over 20 years at The Musicland Group, Inc., and is now retired. During his tenure at Musicland he held several key leadership positions including Executive VP of Finance, VP and Controller, President of Mall Stores Division as well as serving as Vice Chairman and Chief Financial Officer. Previously, Mr. Benson held a variety of financial positions with The May Company and Dayton-Hudson Corporation (now Target Corporation).

Timothy R. Gentz Age: 57 Director Since: 2004 Current Board Committees: Audit Committee Governance and Nominating Committee (Chair)	Since January 2005, Mr. Gentz has been a self-employed consultant to multiple medical products and services companies and also was engaged in such activity from January to December 2003. During 2004, Mr. Gentz served as the Chief Operating Officer of The Palm Tree Group, a Houston-based international distributor of medical products and supplies. From October 2000 to December 2002, he was the Chief Operating Officer and Chief Financial Officer for Gulf South Medical Supply, Inc., a wholly-owned subsidiary of PSS World Medical, Inc. Previously, Mr. Gentz was a private investor in an Internet entertainment start-up company, a CD package company, a Houston-based investment banking firm and other private companies.

Tom F. Weyl Age: 64 Director Since: 2001 Current Board Committees: Compensation Committee (Chair) Governance and Nominating Committee	Mr. Weyl is retired from Martin/Williams Advertising, a national advertising agency. Prior to his retirement, Mr. Weyl served as President and Chief Creative Officer from 1973 to October 2000. He served as a director/organizer of the Royal Palm Bank of Naples, Florida until December 2006. Mr. Weyl also served as a director of Musicland Stores Corporation from 1992 until its acquisition by Best Buy Co., Inc. in February 2001.

NOMINEE FOR DIRECTOR — Term to Expire at Annual Meeting in 2008 (Third Class)

Cary L. Deacon Age: 55 Director Since: 2007	Mr. Deacon has been our President and Chief Executive Officer since January 2007, and was President and Chief Operating Officer from August 2006 until that time. Previously, he was our Chief Operating Officer, Publishing and Corporate Relations Officer since joining the Company in September 2002. From September 2001 to August 2002, Mr. Deacon served as President and Chief Executive Officer of NetRadio Corporation, a media company. From July 2000 to August 2001, he served as President, Chief Operating Officer and as a member of the Board of Directors of SkyMall, Inc., an integrated specialty retailer. He served as a director, and member of the audit and nominating Committees, of Raindance Communications, Inc. from March 2003 until its sale to West Corporation in April 2006.

CONTINUING DIRECTORS — Terms to Expire at Annual Meeting in 2009 (First Class)

Deborah L. Hopp Age: 54 Director Since: 2006 Current Board Committees: Compensation Committee Governance and Nominating Committee	Ms. Hopp has been the Vice President for Publishing of MSP Communications, Inc. since 1998 and is Publisher of its monthly periodical, Mpls. St. Paul Magazine. MSP Communications also provides custom publishing services to over 16 local and national companies. Prior to joining MSP Communications, Ms. Hopp held various publishing positions with other publications. She serves as a board member of numerous not-for-profit and for-profit organizations including the United Way, the Minnesota Orchestral Association, the Walker Art Center, the University of Minnesota Foundation, Minneapolis Downtown Council (Chair), Bachman’s Inc. and Minnesota Women’s Campaign Fund.

Richard Gary St. Marie Age: 67 Director Since: 2005 Current Board Committees: Compensation Committee Governance and Nominating Committee	Mr. St. Marie has been the Chairman/Owner of St. Marie’s Gopher News Company, the premiere distributor of magazines and books in the Upper Midwest, since January 1991. He served as President of St. Marie’s Gopher News Company from January 1976 until December 1996. Mr. St. Marie is also currently President of Pioneer Private Aviation-DE and has served in that position since June 1986. Mr. St. Marie has previously served as a board member of several not-for-profit and for-profit organizations including the Kidney Foundation of the Upper Midwest, Boys and Girls Club of Minneapolis, the Affinity Group, Young America, Minnesota Heart Association, and Wells Fargo Bank, Minnesota (Advisory).

Michael L. Snow Age: 56 Director Since: 1995 Current Board Committees: Compensation Committee Governance and Nominating Committee	Mr. Snow is of counsel with the Minnesota law firm of Maslon Edelman Borman & Brand, LLP, which he joined in 1976. He has served as a director, officer or founder in numerous public and private corporations including Osmonics, Inc., Innuity, Inc. and ValueVision International, Inc. (now ValueVision Media, Inc.). He currently serves as a director of Miller Milling Company, the largest durum miller in the United States. Mr. Snow is also a trustee of The Minneapolis Institute of Arts.

CONTINUING DIRECTORS — Terms to Expire at the Annual Meeting in 2008 (Third Class)

Eric H. Paulson Age: 62 Director Since: 1991 Chairman of the Board	Mr. Paulson is our founder and Chairman. He retired from employment with the Company on March 31, 2007. He was our Chief Executive Officer since our inception in 1983 until January 2007. Until August 2005 he was also President. Prior to 1983, Mr. Paulson served as Senior Vice President and General Manager of Pickwick Distribution Companies, a distributor of records and tapes. Mr. Paulson has been a director since 1983 except for the period January 1990 through October 1991 when Navarre was owned by Live Entertainment, Inc.

James G. Sippl Age: 59 Director Since: 1993 Current Board Committees: Audit Committee Governance and Nominating Committee	Mr. Sippl is President of Sippl & Associates, a financial consulting firm focusing on emerging businesses. From September 2003 to July 2005, he was President of Baby Boo, an infant apparel company focusing on selling infant apparel and accessories within the apparel and gift market. From January 2001 to August 2003, Mr. Sippl was engaged in his consulting business. Previously, Mr. Sippl held positions as General Manager and Chief Financial Officer of Wealth Enhancement Group, Chief Operating Officer of Stellent, Vice President of Business Development of Merrill Corporation, President of Chicago Cutlery and partner in a predecessor firm to PricewaterhouseCoopers LLP.

BOARD OF DIRECTORS, COMMITTEES AND CORPORATE GOVERNANCE

Independent Directors

Our Board of Directors has determined that each of Ms. Hopp and Messrs. Benson, Gentz, St. Marie, Sippl, Snow and Weyl are “independent,” as that term is defined in Rule 4200(a)(15) of the Marketplace Rules of the NASDAQ Global Market. Accordingly, our Board of Directors is composed of a majority of independent directors as required by the NASDAQ Marketplace Rules.

Independent Directors Meetings

Our Board of Directors formally adopted a policy of establishing an independent directors’ meeting, with only independent directors being present, for not less than two regular meetings each fiscal year.

Board Committees

Our Board of Directors has established Audit, Compensation, and Governance and Nominating Committees. Additional information about certain committees can be found in “Report of the Audit Committee” on page 12 and “Compensation Discussion and Analysis” on page 21.

Audit Committee

The Audit Committee oversees the accounting and financial reporting processes and audits of our consolidated financial statements. The Audit Committee assists the Board in fulfilling its oversight responsibilities for the quality and integrity of our financial reports, our compliance with legal and regulatory requirements and the independent auditors’ qualifications and independence, as well as accounting and reporting processes. The Audit Committee also reviews the internal and external financial reporting of the Company and reviews the scope of the independent audit. The members of the Audit Committee during FY2007 were Keith A. Benson (Chair), James G. Sippl and Timothy R. Gentz. Our Board of Directors has determined that all members of the Audit Committee are “independent,” as that term is defined in Rule 4200(a)(15) of NASDAQ’S Marketplace Rules and SEC Rule 10A-3. The Board has determined that James G. Sippl (FY2007) and Keith A. Benson (FY2008) are each qualified as an “audit committee financial expert,” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K.

Compensation Committee

The Compensation Committee reviews and oversees the salaries, compensation and benefits of our CEO, executive officers and employees in general, as well as the compensation of our directors. In addition to the meetings and actions of the Compensation Committee, the entire Board of Directors discussed and reviewed compensation issues throughout the year at its regular meetings. The members of the Compensation Committee during FY2007 were Tom F. Weyl (Chair), Richard Gary St. Marie, Dickinson G. Wiltz until September 14, 2006, Michael L. Snow beginning June 22, 2006, and Deborah L. Hopp beginning January 25, 2007. The Board of Directors has determined that all members of the Compensation Committee are “independent,” as that term is defined in Rule 4200(a)(15) of NASDAQ’S Marketplace Rules, and are “non-employee directors,” as that term is defined in SEC Rule 16b-3.

Governance and Nominating Committee

The Governance and Nominating Committee (i) reviews and makes recommendations with respect to changes in our core principals of corporate governance; (ii) reviews and makes recommendations with respect to senior executive succession; (iii) reviews and makes recommendations with respect to the criteria for the selection of new directors; (iv) recommends nominees for vacancies on the Board; and (v) conducts an annual formal evaluation of Board operations and performance. The Governance and Nominating Committee reviews the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommends to the full Board the persons to be nominated for election at each annual meeting of shareholders. In the case of incumbent directors, the Governance and Nominating Committee will review such directors’ overall service to us, including the number of meetings attended, level of participation, and whether the director continues to meet the applicable independence standards. In the case of any new director candidates, the questions of independence and financial expertise are important in determining what roles can be performed by the candidate, and the Governance and Nominating Committee will determine whether the candidate meets the applicable independence standards and the level of the candidate’s financial expertise. Any new candidates will be interviewed by the Governance and Nominating Committee and, if approved by the Committee, then by all members of the Board. The full Board will approve the final nominations. The Chairman of the Board, acting on behalf of the full Board, will extend the formal invitation to become a nominee of the Board of Directors. The members of the Governance and Nominating Committee during FY2007 were Timothy R. Gentz (Chair), Keith A. Benson, Michael L. Snow, James G. Sippl, Richard Gary St. Marie, Tom F. Weyl, Dickinson G. Wiltz until September 14, 2006, and Deborah L. Hopp beginning September 14, 2006. The Board of Directors has determined that all members of the Governance and Nominating Committee are “independent,” as that term is defined in Rule 4200(a)(15) of NASDAQ’S Marketplace Rules.

Lead Independent Director

The Chair of the Governance and Nominating Committee functions as a “lead director” for the Board. During FY2007, Mr. Gentz was the Chair of the Governance and Nominating Committee. Mr. Gentz called meetings of the independent directors as needed; set the agenda for meetings of the independent directors; presided at meetings of the independent directors; was the principal liaison on Board issues between the independent directors and the Chairman and between the independent directors and management; provided feedback to the Chairman and management on the quality, quantity and timeliness of information sent to the Board; consulted with the Compensation Committee on the evaluation of the CEO’s performance; attended Compensation Committee meetings as a representative of all independent directors as needed; and oversaw the directors’ evaluation of the Board’s overall performance.

Meeting Attendance

During FY2007, our Board of Directors held four regular meetings and one telephonic meeting. The Audit Committee held five regular meetings. The Compensation Committee held three regular meetings and three telephonic meetings. The Governance and Nominating Committee held three regular meetings. Most of the directors attended 100% percent of the meetings of the Board and of the Committees on which the director served and no director attended less than 90% of such meetings. Board members also conferred informally during the year to discuss various aspects of our business affairs.

Code of Business Conduct and Ethics

On March 29, 2004, the Board of Directors adopted a Code of Business Conduct and Ethics (the “Code”), that applies to all of our directors, officers and employees. The Audit Committee is responsible for overseeing compliance with the Code and reviewing and updating the Code. The Audit Committee reviewed the Code in FY2007 and determined that no amendments were warranted. In accordance with the NASDAQ Marketplace Rules, any waivers of the Code for directors and executive officers must be approved by our Board of Directors. No waivers were granted during FY2007.

Corporate Governance Documents

The charters of the Audit, Governance and Nominating, and Compensation Committees, as well as our Code of Business Conduct and Ethics, are available on the Company’s website at www.navarre.com and may be found by selecting the “Investor Relations” section and then clicking on “Corporate Governance”. Written copies may be obtained by any shareholder by submitting a written request to: Navarre Corporation, 7400 49th Avenue North, New Hope, Minnesota 55428, Attention: Investor Relations.

Related Party Transactions

The Board does not have a separate written policy regarding the review and approval of related party transactions. However our Audit Committee Charter requires that the Audit Committee review and approve all transactions with related persons as may be required by the rules of the Securities and Exchange Commission or NASDAQ’s Marketplace Rules. Under such rules a “related person” includes any of the directors or executive officers of the Company, certain large stockholders, and their immediate families. The transactions to be reviewed include those where the Company is a participant, a related person will have a direct or indirect material interest, and the amount involved exceeds $120,000. The Audit Committee would determine if any such transactions (i) are fair and reasonable, (ii) are on terms no less favorable to the Company than could be obtained in a comparable arm’s length transaction with an unrelated third party, and (iii) do not constitute an objectionable “conflict of interest” for a director, officer or employee of the Company. Directors and executive officers are required to disclose any such transactions under our Code of Business Conduct and Ethics and are specifically asked to disclose such transactions in our annual Directors and Officers Questionnaire. During FY2007, no transactions were disclosed to the Audit Committee which required review as related party transactions, and the Audit Committee was not otherwise aware of any such transactions.

Stock Ownership Guidelines

In July 2005, the Board of Directors adopted Company stock ownership guidelines for Company officers and directors as follows: Chief Executive Officer, five times base salary; other Executive Officers, three times base salary; other officers, one times base salary; and Non-employee Directors, five times the annual retainer. The officers and directors are encouraged and expected to meet the stock ownership goals within five years of the later of July 2005 or the date of beginning service with the Company. Failure to meet the goals will be a factor to be considered when making compensation and bonus decisions. The Board believes that stock ownership demonstrates commitment by our officers and directors and further aligns their interests with those of our shareholders.

Qualifications of Candidates for Election to the Board

Our Board of Directors takes a critical role in guiding the Company’s strategic direction and oversees the management of the Company. When Board candidates are considered, they are evaluated based upon various criteria, such as their broad-based business and professional skills and experiences, experience serving as management or on boards of directors of companies in industries similar to ours, concern for the long-term interests of the shareholders, financial literacy, good judgment and personal integrity. In addition, director candidates must have time available to devote to Board activities. Accordingly, the Board seeks to attract and attain highly qualified directors who have sufficient time to attend to their duties and responsibilities to the Company. Recent developments in corporate governance and financial reporting have resulted in an increased demand for such highly-qualified and productive public company directors.

The Board and the Governance and Nominating Committee have not established specific requirements for director candidates but intend to consider the candidate’s knowledge of and experience with accounting, his or her general financial literacy, and his or her understanding of corporate governance practices and responsibilities. The Board and the Governance and Nominating Committee retain the right to modify these qualifications from time to time. Exceptional candidates who do not meet all of these criteria may still be considered.

Process for Identifying and Evaluating Candidates for Election to the Board

The Governance and Nominating Committee will review the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommend to the full Board the nominees for election at each annual meeting of shareholders. In the case of incumbent directors, the Governance and Nominating Committee will review each such director’s overall service to the Company, including the number of meetings attended, level of participation, quality of performance, and whether the director continues to meet the applicable independence standards. In the case of any new candidates, the questions of independence and financial expertise are important in determining what roles can be performed by the candidate, and the Governance and Nominating Committee will determine whether the candidate meets the applicable independence standards and the level of the candidate’s financial expertise. Any new candidates will be interviewed by the Governance and Nominating Committee and, if approved by the Committee, then by all members of the Board. The full Board will approve the final nominations. The Chairman of the Board, acting on behalf of the full Board, will extend the formal invitation to become a nominee of the Board of Directors.

Shareholder Recommendations of Candidates for Election to the Board

Shareholders may recommend director candidates for consideration by the Governance and Nominating Committee by writing to Mr. Ryan F. Urness, the Company’s Secretary, and providing to the Secretary the candidate’s name, biographical data and qualifications, including: a five-year employment history with employer names and a description of the employer’s business; whether such individual can read and understand fundamental financial statements; other board memberships (if any); and such other information as is reasonably available and sufficient to enable the Governance and Nominating Committee to evaluate the candidate’s qualifications. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the shareholders. Provided the Governance and Nominating Committee has received a written recommendation in time to do an adequate evaluation of the candidate’s qualifications, the Governance and Nominating Committee will consider any qualified candidate and make its recommendation to the Board of Directors. The fact that a candidate was recommended by a shareholder will not adversely affect the Governance and Nominating Committee’s consideration of the candidate, and the manner in which it evaluates candidates will not change.

Shareholder Nominations of Candidates for Election to the Board

Any shareholder entitled to vote in the election of directors generally may nominate candidates for election to the Board only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by certified or registered United States mail, postage prepaid and return receipt requested, to the Secretary of the Company not later than (i) with respect to an election to be held at an annual meeting of shareholders, ninety (90) days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the tenth (10th) day following the date on which notice of such meeting is first given to shareholders. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the SEC proxy rules; and (e) the consent of each nominee to serve as a director of the Corporation if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Shareholder Communications with the Board

Shareholders can communicate directly with the Board, or with any Committee of the Board, by writing to Mr. Ryan F. Urness at the Company’s address. All communications will be reviewed by management and then forwarded to the appropriate director or directors or to the full Board, as appropriate.

COMPENSATION OF DIRECTORS

Retainer and Meeting Fees

Directors who are our employees do not receive compensation for their services as directors. During the 2007 fiscal year, non-employee directors each received an annual retainer of $24,000, paid in monthly installments, and cash compensation of $1,000 for each board and committee meeting attended. The chairperson of the Audit Committee receives an additional annual fee of $5,000, and the chairpersons of the Compensation Committee and the Governance and Nominating Committee each receive an additional annual fee of $3,000. The Compensation Committee last reviewed the non-employee directors’ cash compensation in August 2006 and left it unchanged for the 2007 fiscal year. However, beginning April 1, 2007, the Compensation Committee authorized an additional annual fee of $15,000 for a non-employee director filling the position of Chairman of the Board. In addition to the annual and meeting fees, non-employee directors are reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at board and committee meetings.

Equity Compensation

Non-employee directors also receive equity compensation consisting of an initial stock option grant and annual stock option grants under the terms of the 2004 Stock Plan, which has been approved by the shareholders. Each new director who is not an employee receives, at the beginning of the first term of service, an initial non-qualified stock option grant covering 20,000 shares of our Common Stock exercisable at fair market value on the day of grant. Thereafter, each non-employee director receives an annual grant on April 1 of each year, of a non-qualified stock option to purchase 6,000 shares of our Common Stock exercisable at the fair market value on the day of the grant. The initial and annual director stock option grants vest one-third per year beginning one year from the grant date and expire ten years from the grant date. Pursuant to these provisions, in the 2007 fiscal year, Ms. Hopp received an initial grant on September 14, 2006 at the exercise price of $3.95 per share, and Messrs. Benson, Cheney, Gentz, St. Marie, Sippl, Snow, and Weyl each received an annual grant on April 1, 2006 at an exercise price of $4.29 per share.

As an exception to the foregoing, the 2004 Stock Plan provides that any non-employee director, who is ineligible to stand for re-election because of the Board’s mandatory retirement policy, will receive an award of 3,000 shares of restricted stock per year during each of the last two years of such director’s last term in lieu of annual stock option grants for such years. Dickinson G. Wiltz is the only director who has reached mandatory retirement age. He retired from the board on September 14, 2006. On April 1, 2006, Mr. Wiltz received a grant of an aggregate of 6,000 shares of restricted stock. This was in lieu of his annual stock option grants on April 1, 2005 and April 1, 2006. His stock option grant on April 1, 2006, covering 6,000 shares, was cancelled simultaneously with the restricted stock grant. Upon his retirement, restrictions on the shares of restricted stock lapsed, and his outstanding stock options became immediately vested.

The following table shows compensation information for our non-employee directors for fiscal year 2007.

DIRECTOR COMPENSATION FOR FY2007

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	Option Awards(3)	Total

Keith A. Benson	$38,917	—	$7,399	$46,316
Charles E. Cheney	$28,000	—	$17,742	$45,742
Timothy R. Gentz	$39,000	—	$5,268	$44,268
Deborah L. Hopp(4)	$17,000	—	$8,800	$25,800
Richard Gary St. Marie	$35,000	—	$5,268	$40,268
James G. Sippl	$38,500	—	$18,163	$56,663
Michael L. Snow	$37,000	—	$18,163	$55,163
Tom F. Weyl	$40,000	—	$18,155	$58,155
Dickinson G. Wiltz(4)	$19,000	$25,740	$23,632	$68,372

(1)	Mr. Paulson and Mr. Deacon are not included in this table because they were employees of the Company in fiscal year 2007 and received no compensation for their services as directors.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes in accordance with SFAS No. 123R based on the grant date valuation of the stock award. Mr. Wiltz’s restricted stock award of 6,000 shares was granted April 1, 2006, as discussed in the narrative above, with a grant date fair value of $25,740.

(3)	This column represents the dollar amount recognized for financial statement reporting purposes in accordance with SFAS No. 123R utilizing the assumptions discussed in Note 19 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2007, but disregarding the estimate of forfeitures for service-based vesting conditions.

As of March 31, 2007, each of the non-employee directors had outstanding stock options covering the following total amount of shares of our Common Stock: Mr. Benson, 61,600 shares; Mr. Cheney, 67,600 shares; Mr. Gentz, 68,000 shares; Ms. Hopp, 20,000 shares; Mr. St. Marie, 56,000 shares; Mr. Sippl, 59,100 shares; Mr. Snow, 78,800 shares; Mr. Weyl, 80,000 shares; and Mr. Wiltz, 30,800 shares.

(4)	On September 14, 2006, Mr. Wiltz retired from our board of directors and Ms. Hopp was elected a director.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of our financial reporting system by overseeing and monitoring management’s and the independent auditors’ participation in the financial reporting process. We (i) select, evaluate, and, if deemed appropriate, replace our independent auditors; (ii) review the quality and integrity of our financial reports and other financial information; and (iii) evaluate compliance with legal and regulatory requirements, the adequacy of internal controls, policies and procedures, and observance of established ethical standards. For FY2007, our members were Messrs. Benson (Chair), Gentz and Sippl. Each member is financially literate and is an “independent” director as such term is defined by Securities and Exchange Commission rules and the NASDAQ listing standards. A copy of the Audit Committee Charter was attached to the proxy statement for the annual meeting of shareholders held on September 13, 2004 and can also be found on the Company’s website at www.navarre.com. No changes to the charter were made in FY2007.

We held five regular meetings during FY2007. The meetings provided us ample opportunity for private communication between the Audit Committee and our independent auditors, Grant Thornton LLP. During the meetings, we reviewed with Grant Thornton LLP the overall scope and plans for their audit of our consolidated financial statements for FY2007, the results of their examinations, including their reviews of the financials included in each of our quarterly reports, their evaluation of our internal controls, and the overall quality of our financial reporting.

We also reviewed and discussed our consolidated financial statements with management and Grant Thornton LLP. Management represented to us that our consolidated financial statements were prepared in accordance with generally accepted accounting principles. Our discussions with Grant Thornton LLP also included the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In fulfilling our oversight responsibilities, we reviewed the audited consolidated financial statements in the Form 10-K with management and Grant Thornton LLP, separately, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

Grant Thornton LLP provided to the Audit Committee the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). We discussed this information with Grant Thornton LLP.

In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors (and the Board approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007 and filed with the Securities and Exchange Commission. We also have reviewed the performance of Grant Thornton LLP and have re-appointed them as our independent registered public accounting firm for fiscal year 2008.

SUBMITTED BY THE AUDIT COMMITTEE OF
THE COMPANY’S BOARD OF DIRECTORS

Keith A. Benson, Chair	Timothy R. Gentz	James G. Sippl

AUDIT AND NON-AUDIT FEES

The following table summarizes the fees we were billed for audit and non-audit services rendered for fiscal years 2007 and 2006 by Grant Thornton LLP, our independent registered public accounting firm for both years.

	FY 2007	FY 2006

Audit Fees(1)	$338,630	$391,533
Audit-Related Fees(2)	—	60,400
Tax Fees(3)	—	—
All Other Fees(4)	—	1,500

Total Fees Billed	$338,630	$453,433

(1)	“Audit Fees” consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements for the fiscal years ended March 31, 2007 and 2006, the reviews of the consolidated financial statements included in each of our quarterly reports on Form 10-Q during those fiscal years, and services provided in connection with various registration statements, comfort letters, and the review and attestation of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim consolidated financial statements.

(2)	“Audit-Related Fees” consists of fees billed for assurance and related services in the fiscal years ended March 31, 2007 and 2006 that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements. There were no fees for this category in FY2007. Fees in this category in FY2006 included: the FUNimation purchase price allocation; consultation with regard to application of technical literature related to the March 2006 private equity placement; and consultation with regard to the application of Financial Accounting Standards Board Interpretation Number 46 (revised 2003), “Consolidation of Variable Interest Entities” (“FIN46R”).

(3)	“Tax Fees” consists of fees billed for services rendered in connection with tax compliance, tax advice and tax planning. There were no fees for this category in FY2007 and FY2006.

(4)	“All Other Fees” consists of fees billed for products and services that do not meet the above category descriptions. Included here for FY2006 are fees for services in connection with the Board’s Special Litigation Committee. There were no fees for this category in FY2007.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND
NON-AUDIT SERVICES OF INDEPENDENT AUDITORS

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. Pre-approval is generally provided for up to one year and is detailed as to the particular service or category of services and is subject to a specific budget. Management is required to seek pre-approval of services that will exceed the budget or for services that are not detailed in an existing pre-approval. The Chair of the Audit Committee is delegated the authority to pre-approve certain services between regularly scheduled meetings. Management is required to report quarterly to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. During FY2007, all services were pre-approved by the Audit Committee in accordance with this policy. The Audit Committee also determined that all services performed by Grant Thornton LLP over and above the external audit were compatible with Grant Thornton LLP’s ability to maintain its independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of July 13, 2007 (except as otherwise noted), by (i) each of our directors and nominees, (ii) each of the executive officers named in the Summary Compensation Table, (iii) all of our executive officers and directors as a group, and (iv) each person known to us who beneficially owns more than 5% of the outstanding shares of our Common Stock. The address of each director, nominee and executive officer is 7400 49th Avenue North, New Hope, Minnesota 55428. Percentage computations are based on 36,160,618 shares of our Common Stock outstanding as of July 13, 2007.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. We believe that all persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, unless otherwise indicated. All figures include shares of Common Stock issuable upon the exercise of options exercisable within 60 days of July 13, 2007 and, which are deemed to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

	Beneficial Ownership
Directors, Nominees and Executive Officers	Shares		Percent

Eric H. Paulson	1,679,713		4.65%
Keith A. Benson	67,600	(1)	*
Charles E. Cheney	692,774	(1)	1.91%
Timothy R. Gentz	79,000	(1)	*
Deborah L. Hopp	5,000	(1)	*
Richard Gary St. Marie	72,000	(1)	*
James G. Sippl	78,800	(1)(2)	*
Michael L. Snow	86,400	(1)(3)	*
Tom F. Weyl	84,800	(1)	*
Michael A. Bell	338,000		*
Brian M. T. Burke	181,480	(1)(4)	*
Cary L. Deacon	394,000	(1)	1.08%
Gen Fukunaga	934,843	(1)(5)	2.57%
J. Reid Porter	205,289	(1)	*
John Turner	94,485	(1)(6)	*
All current directors, nominees and executive officers (14 persons)	4,656,184	(1)(7)	12.44%

5% Shareholders
Gruber & McBaine Capital Management LLC	3,192,751	(8)	8.83%
50 Osgood Place
San Francisco, CA 94133
Tracer Capital Management L.P.	2,172,123	(9)	6.01%
540 Madison Avenue, 33rd Floor
New York, NY 10022

*	Indicates ownership of less than one percent.

(1)	Includes shares of Common Stock issuable upon exercise of outstanding options exercisable within sixty days of July 13, 2007 in the following amounts: Keith A. Benson — 55,200 shares; Charles E. Cheney — 52,400 shares; Timothy R. Gentz — 64,000 shares; Richard Gary St. Marie — 52,000; James G. Sippl — 41,200 shares; Michael L. Snow — 63,600 shares; Tom F. Weyl — 64,800 shares; Brian M.T. Burke — 142,800 shares; Cary L. Deacon — 210,000 shares; Gen Fukunaga — 250,000; J. Reid Porter — 175,000; John Turner — 92,300 shares and all directors, nominees and executive officers as a group — 1,265,300 shares.

(2)	37,600 shares have been pledged by Mr. Sippl as collateral for a loan.

(3)	Includes 6,800 shares owned by Mr. Snow’s spouse of which Mr. Snow may be deemed to have shared voting and dispositive power.

(4)	Includes 415 shares and 2,000 shares covered by options exercisable within sixty days of July 13, 2007, owned by Mr. Burke’s spouse of which Mr. Burke may be deemed to have shared voting and dispositive power.

(5)	Includes 18,648 shares owned by Mr. Fukunaga’s spouse of which Mr. Fukunaga may be deemed to have shared voting and dispositive power.

(6)	Includes 170 shares owned by Mr. Turner’s spouse of which Mr. Turner may be deemed to have shared voting and dispositive power.

(7)	Includes 26,033 shares, and 2,000 shares covered by options exercisable within sixty days of July 13, 2007, owned indirectly by spouses of all directors, nominees and executive officers as a group of which the respective director or executive officer may be deemed to have shared voting and dispositive power.

(8)	Based on information provided in a Schedule 13G (Amendment No. 1), dated July 11, 2007, filed with the Securities and Exchange Commission by Gruber & McBaine Capital Management LLC (“GMCM”), an investment adviser, Jon D. Gruber and J. Patterson McBaine, the Managers, controlling persons and portfolio managers of GMCM, and Eric B. Swergold, the control person of Lagunitas, an investment limited partnership of which GMCM is the general partner. They report that as of December 31, 2006, the reporting persons had shared voting and dispositive power of 2,587,639 shares, Mr. Gruber had sole voting and dispositive power of 290,081 shares, and Mr. McBaine had sole voting and dispositive power of 315,031 shares.

(9)	Based on information provided in a Schedule 13G, dated February 6, 2007, filed with the Securities and Exchange Commission by Tracer Capital Management L.P., (“Tracer”), an investment adviser, and Riley McCormack and Matt Hastings, sole limited partners of Tracer. They report that as of December 31, 2006, the reporting persons had shared voting and dispositive power of 2,172,123 shares.

EQUITY COMPENSATION PLAN INFORMATION

Our 1992 Stock Option Plan (the “1992 Plan”) was originally approved by the Board of Directors on September 1, 1992. The 1992 Plan and all of its amendments were also approved by the shareholders. The 1992 Plan provided for grants of restricted stock, and both incentive stock options and non-qualified stock options, and a total of 5,224,000 shares of our Common Stock were reserved for issuance. The 1992 Plan expired on July 1, 2006, and no further grants are allowed after that date. At July 9, 2007, 1,404,352 shares remained subject to outstanding options awards under the 1992 Plan.

In September 2004, our shareholders approved the 2004 Stock Plan to supplement and ultimately replace the 1992 Plan. As amended by our shareholders in September 2005, a total of 2,500,000 shares of our Common Stock are currently reserved for issuance under the 2004 Stock Plan. The purposes of the 2004 Stock Plan are to: (a) promote the long-term interests of the Company and its shareholders by strengthening the Company’s ability to attract, motivate and retain key personnel; and (b) provide additional incentive for those persons through stock ownership and other incentives to improve operations, increase profits and strengthen the mutuality of interest between those persons and the Company. A summary of the provisions of the 2004 Stock Plan is provided beginning on page 17.

At July 9, 2007, the Company had issued 141,000 shares under the 2004 Stock Plan, 1,928,000 shares were subject to outstanding options and 431,000 shares were available for future grants.

The following table provides certain aggregated information with respect to our 1992 Plan and 2004 Stock Plan as of March 31, 2007.

Equity Compensation Plan Information

(c)
Number of Securities
	(a)	(b)	Remaining Available for
	Number of Securities	Weighted-Average	Future Issuance Under
	to be Issued Upon	Exercise Price of	Equity Compensation
	Exercise of	Outstanding	Plans (Excluding
	Outstanding Options,	Options, Warrants	Securities Reflected in
Plan Category	Warrants and Rights	and Rights	Column (a))

Equity compensation plans approved by security holders	3,601,700	$6.92	461,000
Equity compensation plans not approved by security holders	—	—	—
Total	3,601,700	$6.92	461,000

SUMMARY OF AMENDED AND RESTATED 2004 STOCK PLAN

This summary is qualified in its entirety by the terms of the 2004 Stock Plan, a copy of which was filed as Exhibit 4 to Registration Statement on Form S-8, Registration Number 333-131986, filed with the SEC on February 22, 2006. All capitalized terms in this section are as defined in the 2004 Stock Plan.

General

The 2004 Stock Plan, which has 2,500,000 (increased to 4,000,000 if Proposal No. 3 is approved) authorized shares, provides for the granting of (i) options to purchase Common Stock that qualify as “incentive stock options” within the meaning of Section 422 of the Code (“Incentive Stock Options”), (ii) options to purchase Common Stock that do not qualify as incentive stock options (“Non-Qualified Options”), (iii) stock appreciation rights (“SARs”), (iv) restricted stock and stock units, (v) performance shares and performance units, and (vi) other incentives payable in cash or shares. The closing price of a share of our Common Stock as reported on the NASDAQ Global Market on July 9, 2007, was $4.05.

Administration and Eligibility

The 2004 Stock Plan is administered by the Compensation Committee, which (other than with respect to automatic grants of options to non-employee directors) selects the participants to be granted options under the 2004 Stock Plan, determines the amount of grants to participants, and prescribes discretionary terms and conditions of each grant not otherwise fixed under the 2004 Stock Plan. The Committee administering the 2004 Stock Plan must consist of not less than three members of the Board and, except as otherwise determined by the Board, such persons shall be “non-employee directors” under SEC Rule 16b-3 and “outside directors” under Section 162(m) of the Code. All employees, officers and directors of the Company are eligible for participation under the 2004 Stock Plan and awards may also be made to any consultant, agent, advisor or independent contractor who renders bona fide services to the Company or any Related Company that (i) are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (ii) do not directly or indirectly promote or maintain a market for the Company’s securities. The Committee may delegate its responsibilities under the 2004 Stock Plan to members of our management with respect to the selection and grants of awards to employees who are not deemed to be executive officers or directors.

Non-Employee Director Grants

Each newly elected or appointed director, who is not an employee of the Company, will receive at the beginning of the initial term of service a Nonqualified Stock Option to purchase 20,000 Shares at an exercise price equal to Fair Market Value on such date. In addition, each director, who is not an employee of the Company and serves as a director on April 1 of each year, receives a Nonqualified Stock Option to purchase 6,000 Shares at an exercise price equal to Fair Market Value on such date. Each such Option granted prior to September 15, 2005, vests in five annual increments of 20% of the original Option grant beginning one year from the date of grant and expires on the earlier of (i) six years from the date of grant, and (ii) one year after the person ceases to serve as a director. Each Option granted on or after September 15, 2005, vests in three annual increments of 33 1/3% of the original Option grant beginning one year from the date of grant, expires on the earlier of (i) ten years from the date of grant, and (ii) one year after the person ceases to serve as a director, and provides for the acceleration of vesting if the person ceases to serve as a director as a result of the Company’s mandatory director retirement rule. Any director, who is not an employee of the Company and who is ineligible to stand for re-election because of the Company’s mandatory retirement policy, will receive on April 1 of each of the last two years of such director’s last term, in lieu of the annual stock options provided for above, an award of 3,000 shares of restricted stock. The shares of restricted stock covered by each such award is forfeited if the director does not complete the last term of service for any reason other than retirement and become freely transferable by the director at the end of the last term of service.

Future Awards

Except for the fixed non-employee director grants, the number and types of awards that will be granted under the 2004 Stock Plan in the future are not determinable, as the Compensation Committee will make these determinations in its sole discretion. We expect that future awards made under the 2004 Stock Plan, as amended, will not materially differ in their allocation between executive officers and other employees from awards made in previous years.

Stock Options

Incentive Stock Options must be granted with an exercise price equal to at least the Fair Market Value of the Common Stock on the date of grant. In the Committee’s sole discretion, Non-Qualified Options may be granted with an exercise price less than 100% of the Fair Market Value of the Common Stock on the date of grant. For Incentive Stock Options, the aggregate Fair Market Value (determined as of the time the Incentive Stock Option is granted) of shares of Common Stock with respect to which Incentive Stock Options become exercisable for the first time by a participant under the 2004 Stock Plan during any calendar year may not exceed $100,000.

Stock Options have a maximum term fixed by the Compensation Committee, not to exceed 10 years from the date of grant. Stock Options become exercisable during their terms in the manner determined by the Compensation Committee. Stock Options may not be transferred other than by will or the laws of descent and distribution, and during the lifetime of a participant they may be exercised only by the participant.

Repricing

The 2004 Stock Plan prohibits either reducing the exercise price of an outstanding Option or canceling any outstanding Stock Option for the purpose of reissuing the Stock Option to the participant at a lower exercise price.

Stock Appreciation Rights

SARs may be granted at any time, and may be granted in tandem with an Option or alone (“freestanding”). Any SAR that relates to an Incentive Stock Option must be granted at the same time that the Incentive Stock Option is granted. The grant price of a tandem SAR shall be equal to the exercise price of the related option, and the grant price of a freestanding SAR shall be equal to the Fair Market Value of the Common Stock for the grant date. The term of a freestanding SAR shall be as established for that SAR by the Committee or, if not so established, shall be 10 years from the grant date, and in the case of a tandem SAR, (a) the term shall not exceed the term of the related option and (b) the tandem SAR may be exercised for all or part of the shares subject to the related option upon the surrender of the right to exercise the equivalent portion of the related option, except that the tandem SAR may be exercised only with respect to the shares for which its related option is then exercisable. At the discretion of the Committee, the payment upon exercise of an SAR may be in cash, in shares of Common Stock of equivalent value, in some combination thereof or in any other manner approved by the Committee, in its sole discretion.

Restricted Stock and Stock Units

The Committee may grant restricted stock and stock units on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any, as the Committee shall determine in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award. Upon satisfying the relevant conditions, the shares of restricted stock covered by each Award shall become freely transferable by the participant, while stock units shall be paid in cash, shares of Common Stock or a combination of cash and shares of Common Stock as the Committee shall determine in its sole discretion. Any fractional shares subject to such Awards shall be paid to the participant in cash. Participants holding shares of restricted stock or stock units may, if the Committee so determines, be credited with dividends paid with respect to the underlying shares or dividend equivalents while they are so held in a manner and form determined by the Committee in its sole discretion.

The Committee, in its sole discretion, may waive the repurchase or forfeiture period and any other terms, conditions or restrictions on any restricted stock or stock unit under such circumstances and subject to such terms and conditions as the Committee shall deem appropriate; provided, however, that the Committee may not adjust performance goals for any restricted stock or stock unit intended to be exempt under Section 162(m) of the Code for the year in which the restricted stock or stock unit is settled in such a manner as would increase the amount of compensation otherwise payable to a participant.

Performance Shares and Performance Units

Each award of performance shares shall entitle the participant to a payment in the form of shares of Common Stock upon the attainment of performance goals and other terms and conditions specified by the Committee. The number of shares issued under an award of performance shares may be adjusted on the basis of later considerations as the Committee shall determine, in its sole discretion. However, the Committee may not, in any event, increase the number of shares earned upon satisfaction of any performance goal by any employee “covered” under Section 162(m) of the Code (“Covered Employee”). The Committee, in its discretion, may make a cash payment equal to the Fair Market Value of the Common Stock otherwise required to be issued to a participant pursuant to an award of performance shares.

Performance units shall entitle the participant to a payment in cash, or at the discretion of the Committee in shares of Common Stock, upon the attainment of performance goals and other terms and conditions specified by the Committee. Notwithstanding the satisfaction of any performance goals, the amount to be paid under an award of performance units may be adjusted on the basis of such further consideration as the Committee shall determine, in its sole discretion. However, the Committee may not, in any event, increase the amount earned under performance unit awards upon satisfaction of any performance goal by any Covered Employee.

Performance Criteria must consist of preestablished, objective performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code, including, for example: return on average common shareholders’ equity; return on average equity; total shareholder return; stock price appreciation; efficiency ratio; net operating expense; earnings per diluted share of Common Stock; per share earnings before transaction-related expense; per share earnings after deducting transaction-related expense; return on average assets; ratio of nonperforming to performing assets; return on an investment in an affiliate; net interest income; net interest margin; ratio of common equity to total assets; and customer service metrics. Performance Criteria may be stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time.

Award Limitations

Certain awards under the 2004 Stock Plan are subject to limitations in order to qualify such awards as performance-based compensation under Section 162(m) of the Code. No participant shall be granted in any one fiscal year of the Company an Award or Awards of any combination of Options and SARs, the value of which is based solely on an increase in the value of the Shares after the Grant Date within the meaning of Section 162(m) of the Code, covering more than 300,000 Shares in the aggregate. The maximum amount earned by any Covered Employee in any calendar year (without regard to any amounts earned by the Covered Employee with respect to Awards that are subject to Performance Criteria) may not exceed $1,000,000. The maximum amount of compensation that a participant may receive in any calendar year with respect to awards that are subject to Performance Criteria is $2,000,000.

Federal Income Tax Consequences

The following description of federal income tax consequences is based on current statutes, regulations and interpretations. The description does not include state or local income tax consequences. In addition, the description is not intended to address specific tax consequences applicable to an individual participant who receives an Award.

Incentive Stock Options

There will not be any federal income tax consequences to either the participant or the Company as a result of the grant to a participant of an Incentive Stock Option under the 2004 Stock Plan. The exercise by a participant of an Incentive Stock Option also will not result in any federal income tax consequences to the Company or the participant, except that (i) an amount equal to the excess of the Fair Market Value of the shares acquired upon exercise of the Incentive Stock Option, determined at the time of exercise, over the consideration paid for the shares by the participant will be a tax preference item for purposes of the alternative minimum tax, and (ii) the participant may be subject to an additional excise tax if any amounts are treated as “excess parachute payments” within the meaning of the Code.

If a participant disposes of the shares of Common Stock acquired upon exercise of an Incentive Stock Option, the federal income tax consequences will depend upon how long the participant has held the shares of Common Stock. If the participant does not dispose of the shares of Common Stock within two years after the Incentive Stock Option was granted, or within one year after the participant exercised the Incentive Stock Option and the shares of Common Stock were transferred to the participant (the “Applicable Holding Periods”), then the participant will recognize a long-term capital gain or loss. If the Applicable Holding Periods are not satisfied, then any gain realized in connection with the disposition of such stock will generally be taxable as ordinary compensation income in the year in which the disposition occurred, to the extent of the difference between the Fair Market Value of such stock on the date of exercise and the option exercise price. The Company is entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income. The balance of any gain will be characterized as a capital gain.

Non-Qualified Options

An optionee will not realize taxable compensation income upon the grant of a Non-Qualified Stock Option. As a general matter, when an optionee exercises a Non-Qualified Stock Option, he or she will realize taxable compensation income at that time equal to the difference between the aggregate option price and the Fair Market Value of the stock on the date of exercise. The Company is entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income.

Stock Appreciation Rights

No income is realized by the participant at the time a stock appreciation right is awarded, and no deduction is available to the Company at such time. When the right is exercised, ordinary income is realized by the participant in the amount of the cash or the Fair Market Value of the Common Stock received by the participant, and the Company shall be entitled to a deduction of equivalent value.

Restricted Stock and Other Awards

The Company receives a deduction, subject to the limitations of Section 162(m) of the Code, and the participant recognizes taxable income equal to the Fair Market Value of the restricted stock at the time the restrictions on the restricted Long-Term Incentive lapse, unless the participant elects to recognize such income immediately by so electing not later than 30 days after the date of the grant by the Company to the participant of a restricted Long-Term Incentive as permitted under Section 83(b) of the Code, in which case both the Company’s deduction and the participant’s inclusion in income occur on the grant date. The value of any part of any other award distributed to participants shall be taxable as ordinary income to such participants in the year in which such stock, cash or other consideration is received, and, subject to the limitations of Section 162(m) of the Code, the Company will be entitled to a corresponding tax deduction.

EXECUTIVE COMPENSATION

The following information relates to the total compensation earned for FY2007 by each of: (i) the two individuals that served as our Chief Executive Officer (“CEO”) (our principal executive officer) during any portion of FY2007; (ii) the Chief Financial Officer (“CFO”) (our principal financial officer) during FY2007; (iii) the three other most highly compensated executive officers that were serving as such at March 31, 2007; and (iv) one former executive officer who was not serving as an executive officer at March 31, 2007 but whose total compensation in FY2007 would have been among the three other most highly compensated executives (collectively, the “Named Executive Officers”).

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion should be read in conjunction with the “Executive Compensation Tables”, beginning on page 27, and accompanying narrative disclosure. The tables and narrative provide more detailed information regarding the compensation and benefits awarded to, earned by, or paid to the Named Executive Officers, as well as the plans in which such officers are eligible to participate.

Overview of Executive Compensation Program and Philosophy

We are committed to providing executive compensation that attracts, motivates and retains the best possible executive talent for the benefit of our shareholders, supports our business objectives, and aligns the interests of the executive officers with the long-term interests of our shareholders. We believe these objectives are achieved by:

•	Emphasizing performance-based pay through annual incentive opportunities that are based on the achievement of specific business objectives;

•	Ensuring that all of our compensation programs are competitive with the practices of other organizations in our industry.

•	Providing long-term incentive plans, primarily in the form of stock options, to retain and incent those individuals with the leadership abilities necessary for increasing our long-term shareholder value.

These policies guide the Compensation Committee (the “Committee”) in designing effective pay programs and assessing the proper allocation between base salary, annual incentive compensation, and long-term compensation. The Committee may also consider our business objectives, fiduciary and corporate responsibilities (including internal equity considerations and affordability), competitive practices and trends, and regulatory requirements. Committee members for FY2007 were: Mr. Weyl (Chair); Mr. St. Marie; Mr. Wiltz, until September 14, 2006; Mr. Snow beginning June 22, 2006; and Ms. Hopp beginning January 25, 2007.

In determining the particular elements of compensation that will be used to implement our overall compensation policies, the Committee takes into consideration a number of factors related to Company performance, such as profitability, revenue, operating division performance, as well as competitive practices among our peer group. The Committee balances each element of compensation to arrive at a total package that is competitive compared to national market data.

The Committee has responsibility for our executive compensation philosophy and the design of executive compensation programs. The Committee also determines the compensation paid to the CEO (with input from the all of the independent directors) and reviews and approves the compensation paid to other executive officers.

The Committee has engaged, and regularly meets with, independent compensation consultants regarding executive compensation levels and practices. Towers Perrin served as the Committee’s independent consultant. Towers Perrin provides information to the Committee on all of the principal aspects of executive compensation, including base salaries and annual and long-term incentives. For FY2007, Towers Perrin advised the Committee specifically on: (i) outgoing and incoming CEO compensation and employment agreement terms; (ii) executive short-term and long-term compensation levels respective to market data; (iii) non-employee director pay and benefit analysis; (iv) design of annual incentive plan; (v) valuation of outstanding performance-based stock units; (vi) stock option grant competitive levels; and (vii) executive stock ownership guidelines.

The independent compensation consultant generally attends at least one meeting of the Committee each year and also communicates with the Committee outside of meetings. The independent compensation consultant reports to the Committee rather than to management, although the independent compensation consultant may meet with management from time to time for purposes of gathering information on proposals that management may make to the Committee. The Committee is free to replace the independent compensation consultant or hire additional consultants at any time. The independent compensation consultant does not provide any other services to Navarre and receives compensation only with respect to the services provided to the Committee.

Depending on the topics to be discussed, Committee meetings may also be attended by the CEO, CFO, General Counsel, and Vice President of Human Resources. Management makes recommendations to the Committee on the base salary, annual incentive plan targets and equity compensation for the executive team and other employees. For the CEO, the Committee normally discusses and determines pay directly with the consultant and in an executive session without the CEO present. The Committee considers, but is not bound to and does not always accept, management’s recommendations with respect to executive compensation.

The Committee also regularly holds executive sessions at the end of each meeting that is not attended by any members of management or non-independent directors. The Committee has the ultimate authority to make decisions with respect to the compensation of our Named Executive Officers, but may, if it chooses, delegate any of its responsibilities to subcommittees. The Committee has delegated to any two of the following — CEO, CFO, and General Counsel — the authority to grant long-term incentive awards to non-executive officers under guidelines set by the Committee. The Committee has not delegated any of its authority with respect to the compensation of executive officers.

The CEO’s role in the Compensation Committee process is oversight of all management recommendations and reporting to the Committee and/or Board of Directors. The CEO provides direct input to the Committee and may present recommendations or requests to the Committee. The CEO may also make meeting scheduling or agenda topic recommendations and occasionally meets with Committee members and/or the independent compensation consultant outside of scheduled meetings to discuss current issues and recommendations.

Elements of Compensation

The Committee strives for a balance between short-term (annual) and long-term incentive pay that rewards the executives for the achievement of short-term goals while also focusing on the long-term growth of the Company. Compared to our general employee population, the Committee believes that executives should have a greater percentage of their total compensation delivered in long-term incentive versus short-term cash compensation. Long-term incentive compensation typically has been awarded in the form of equity, while short-term incentive compensation has been paid in cash. Each year the Committee reviews the form and amount of equity grants to ensure alignment with the Company’s overall compensation philosophy and to reward attainment of Company goals.

Base Salary Compensation — Base salary is used to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibility. We pay base salaries because it provides a basic level of compensation and is necessary to recruit and retain executives. An important aspect of base salary is the Committee’s ability to use annual base salary adjustments to reflect an individual’s performance or changed responsibilities. The Committee annually reviews the base salaries of Navarre’s executive officers. The CEO makes recommendations for changes to base salaries based on each executive’s individual performance and relevant market data.

The Committee’s goal is to set base salaries for each executive at a level that reflects each individual’s performance and organizational impact and at a competitive level nationally and with other organizations in our industry (such as Handleman Company, Ingram Micro Inc., Tech Data Corp., 4 Kids Entertainment Inc. and Take Two Interactive Software Inc.). National surveys used include William M. Mercer, Watson Wyatt, and

Towers Perrin. The Committee performs the same analysis with respect to the CEO’s base salary. In fiscal year 2007, this analysis resulted in base pay increases for Eric Paulson, Reid Porter, John Turner and Mike Bell. In addition, Mr. Deacon received an increase in fiscal year 2007 in accordance with his promotion from Chief Operating Officer to CEO.

Annual Incentive Compensation — Annual incentive compensation is used to reward executives for their contributions toward the achievement of the Company’s short-term goals. Executive officers and other management employees selected by the Committee participate in the Navarre Corporation Annual Management Incentive Plan. The FY2007 target amounts approved by the Committee under the Annual Management Incentive Plan were intended to provide annual cash compensation (i.e., base salary plus annual incentive) approximating the median of the cash compensation offered to executive officers in similar positions nationally and with other organizations in our industry, provided that the Company’s goals are met. The Annual Management Incentive Plan is based on stretch goals that are aligned with the Company’s strategy and represent significant business success.

The annual incentive compensation earned may exceed the target amount if performance goals are exceeded and may be less than the target amount if the performance goals are not fully attained. There are no annual incentive payouts if Company performance is below the specified minimum threshold. The Committee reserves the right to change, suspend, or discontinue the Annual Management Incentive Plan at any time without prior notice. In addition, the Committee approved a discretionary pool of $500,000 for FY2007 in order to be able to reward participants in the annual incentive plan with exemplary individual performance during the fiscal year; however, no discretionary awards were authorized by the Committee.

For the Named Executive Officers, the three performance factors that were considered in determining annual incentive compensation for FY2007 under the Annual Management Incentive Plan were operating income, sales, and specific individual objectives. Individual objectives were directly tied to business strategy and accounted for a maximum of 20% of the total incentive payout. We believe that these performance criteria are critical drivers of our strategy to achieve profitable and sustainable growth, and thereby create long-term value for our shareholders.

For FY2007 Compensation Committee approved a payout totaling approximately 28% of the total target annual incentive plan pool.

For the Named Executive Officers, the following annual incentive plan amounts were paid for FY 2007:

	FY07 Target		FY07 Target	Actual Paid	Actual Paid
Named Executive Officer	% of Salary		$	% of Target	$

Eric H. Paulson(1)	100%		$475,000	38%	$180,000
Cary L. Deacon	65	%(2)	$292,500	41%	$120,000
J. Reid Porter	55%		$173,250	42%	$72,526
Brian M.T. Burke	55%		$154,000	33%	$51,499
John Turner	55%		$132,000	30%	$40,102
Gen Fukunaga	50%		$175,000	30%	$52,080

(1)	Mr. Paulson’s annual incentive is based on a bonus formula in his employment agreement as discussed below, and he does not participate in the Annual Management Incentive Plan.

(2)	Mr. Deacon’s bonus opportunity for FY2007 was prorated between his CEO bonus opportunity (80%) and his bonus opportunity as President and COO (55%).

For FY2007, the Annual Management Incentive Plan performance measures for executives were based on budgeted consolidated and/or divisional operating income, consolidated and/or divisional sales, and individual objectives as follows:

CEO/CFO:	60% consolidated operating income, 20% consolidated sales, and 20% individual objectives
Division President:	20% consolidated operating income, 40% divisional operating income, 20% divisional sales, and 20% individual objectives
SVP:	60% consolidated operating income, 20% consolidated sales, and 20% individual objectives

The Company believes the performance measures were obtainable but challenging.

Long-Term Incentive Compensation — Long-Term incentive compensation is used to reward executives for their contributions toward the achievement of the Company’s long-term goals. We encourage executive stock ownership through ownership guidelines. Stock ownership is reviewed by the Committee on an annual basis for progress in meeting these guidelines.

In FY2007, we provided long-term incentive compensation through awards of stock options, restricted stock and/or performance-based stock units. Stock option awards vest over three years with a ten year termination period. Restricted stock has been used on an infrequent basis. In FY2007 restricted stock was granted to Mr. Deacon (70,000 shares on November 2, 2006) and to Mr. Paulson (25,000 shares on April 1, 2006). Grants of performance-based stock units cliff vest after three years and allow for payouts to recipients if the Company achieves predetermined three-year targeted levels of total shareholder return against the Standard & Poor’s Small Cap 600 Index (the “Index”) as follows: if the Company’s total shareholder return performance falls below the 25th percentile of the total shareholder return for the Index, then no shares will be earned: if the Company’s total shareholder return is equal to at least the 50th percentile of the total shareholder return for the Index, then the target number of shares will be earned; if the Company’s total shareholder return is equal to or greater than the 75th percentile of the total shareholder return for the Index, then the Maximum Number of Award Shares will be earned; and for performance falling between these levels, the shares earned will be proportionate. The maximum potential number of shares of our Common Stock that can be earned by the Named Executive Officers for grants made in FY2007 are as follows: Cary L. Deacon, 7,500 shares; J. Reid Porter, 7,500 shares; Brian M.T. Burke, 6,000 shares; Gen Fukunaga, 4,500 shares; and John Turner, 4,500 shares.

Performance-based stock units were granted to the officers and top executives only, while stock options were granted to all employees in key manager roles. We target the value of our equity awards to be in the 50th percentile of the national compensation market. Mr. Paulson did not participate in grants of stock options and performance-based stock units in FY2007 because of his planned retirement on March 31, 2007.

In planning the long-term incentive compensation program for the next fiscal year ending March 31, 2008, the Committee discussed a variety of approaches for delivering long-term incentive value to the executives and other key employees and endorsed a strategy with a single focus on stock options. Therefore, performance-based stock units will not be granted in fiscal year 2008. The Compensation Committee believes this strategy achieves several critical objectives, including:

•	encourage decisions and behaviors that will increase long-term shareholder value and provide executives with opportunity to share in the value created;

•	support and reward the achievement of our long-term strategies and objectives;

•	allow us to attract and retain key management talent by providing competitive incentive opportunities; and

•	promote share ownership for managers.

Equity-based incentives are granted under our shareholder-approved Amended and Restated 2004 Stock Plan. The Committee has granted equity awards at its scheduled meetings or by written action without a meeting. These actions are taken on the same day or prior to the grant date. Annual grants are normally discussed and granted in scheduled meetings taking place in September and/or October and become effective and are priced as of the beginning of the first day of the open trading window after public disclosure of 2nd Quarter financial results.

In FY2007, management had discretion to award stock to senior management employees as part of a new hire offer, promotion or reward/incentive for significant achievement. Grants made outside of the annual grant are effective as of the date of Committee approval or at a predetermined future date (for example, new hire grants are effective as of the later of the date of approval or the newly hired employee’s start date). All stock option grants have a per share exercise price equal to the Fair Market Value of our Common Stock, which as defined by the 2004 Stock Plan, is the opening price on the date of the grant. The Committee has not granted, nor does it intend in the future to grant, equity compensation awards to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our Common Stock, such as a significant positive or negative earnings announcement. Similarly, the Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates. Also, because equity compensation awards typically vest over a three year period, the value to recipients of any immediate increase in the price of Navarre’s stock following a grant will be attenuated.

On April 1, 2006, Navarre adopted the fair value method of accounting for stock-based awards, including stock options, restricted stock, and performance-based stock units in accordance with the requirements of FAS 123(R). Just prior to its adoption, the Committee approved the accelerated vesting of all outstanding, out-of-the-money stock options (exercise price of $4.50/share or above) to minimize the expense of options that had limited perceived value to employees.

Retirement Benefits under the 401(k) Plan, Executive Perquisites and Generally Available Benefit Programs

In FY2007, executive officers were eligible to receive the following benefits that are generally available to all our employees: (i) group medical and dental insurance; (ii) group long-term and short-term disability insurance; (iii) group life and accidental death and dismemberment insurance; (iv) medical and dependent care flexible spending accounts; (v) wellness programs; (vi) educational assistance; (vii) employee assistance; and (viii) paid time-off policies, including vacation, sick time, and holidays.

In addition, we maintain a tax-qualified 401(k) Plan, which provides for broad-based employee participation. Under the 401(k) Plan, all participating employees are eligible to receive matching contributions that are subject to vesting over three years. The matching contribution for the 401(k) Plan is 100% of the contribution up to 2% of base pay. This was calculated and paid in April 2007 for the entire 2006 calendar year. The 401(k) match and the incremental value of benefits provided to the Named Executive Officers under this program are included in the “All Other Compensation” column of the Summary Compensation Table. We do not provide defined benefit pension plans or defined contribution retirement plans to executives or other employees other than the 401(k) Plan.

The main objectives of our benefits program is to give our employees access to quality healthcare, insurance protection from unforeseen events, assistance in achieving retirement financial goals, enhanced health and productivity and to provide support for workforce mobility.

In general, we do not offer executive perquisites to our officers. However, in some cases, specific perquisites are negotiated in connection with an employment contract, for example golf club memberships or life insurance policy premium reimbursement. See “Executive Severance and Change in Control Agreements” beginning on page 32.

Compensation of Chief Executive Officer

Eric H. Paulson.  We entered into an employment agreement with Mr. Paulson, our former CEO, effective November 1, 2001, which is described under “Executive Severance and Change in Control Agreements” beginning on page 32. Effective November 1, 2006, the Compensation Committee approved an increase in Mr. Paulson’s base salary from $450,000 to $475,000. The Compensation Committee reviewed and discussed Mr. Paulson’s performance with respect to his individual objectives for FY2007. The Committee determined that he met 100% of his individual goals because: (i) the transition to a new CEO was handled in a timely, seamless fashion with a very good outcome; (ii) Mr. Paulson led the Company’s management to take bold steps, including leadership changes, to improve the performance of the subsidiaries; (iii) the Company’s project to implement a new enterprise resource planning ( or ERP) system proceeded on time and on budget; (iv) Mr. Paulson led the Board to complete a strategic plan; and (v) he achieved growth and profit in the core distribution business.

Cary L. Deacon.  Mr. Deacon was promoted to CEO effective January 1, 2007, and was elected to the Board of Directors on January 29, 2007. Mr. Deacon’s employment agreement is described under “Executive Severance and Change in Control Agreements” beginning on page 32. The employment agreement, as amended pursuant to Mr. Deacon’s promotion to CEO, provides for a base salary of at least $450,000 per year (an increase over his previous base salary of $350,000), subject to annual adjustments as approved by the Compensation Committee, and an annual bonus of up to eighty percent (80%) of his base salary (an increase over his previous target of 55%) based upon the achievement of Company objectives approved by the Compensation Committee with respect to the Annual Management Incentive Plan, and achievement of individual objectives established by the Compensation Committee.

Accounting and Tax Considerations

We aim to keep the expense related to our compensation programs as a whole within certain affordability levels. When determining how to apportion between differing elements of compensation, the goal is to meet our compensation objectives while maintaining cost neutrality. For instance, if we increase benefits under one program resulting in higher compensation expense, we may seek to decrease costs under another program in order to avoid a compensation expense that is above our targeted affordability level. As a further example, in determining to generally grant solely stock options instead of a combination of performance-based stock units and stock options, we considered the accounting impact and tried to keep the overall compensation cost generally the same.

In addition, we have not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code (the “Code”). Section 280G and related Code sections provide that executive officers, directors who hold significant shareholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain limits, and that the Company or its successor could lose a deduction on the amounts subject to the additional tax. Section 409A of the Code also imposes additional significant individual taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A. To assist in the avoidance of additional tax under Section 409A, we structure equity awards and executive employment agreements in a manner intended to comply with the applicable Section 409A requirements.

Section 162(m) of the Code prohibits us from deducting as compensation expense amounts exceeding $1,000,000 a year for the CEO and the other Named Executive Officers relating to the period during which the compensation is earned, unless the payment of such compensation is based on pre-established, objective performance goals approved by the shareholders. We believe that all compensation expense related to realized stock option gains will qualify for deduction under Section 162(m). A portion of executive compensation, however, will continue to be based on significant subjective measures that may cause certain compensation not to be deductible. We intend to consider the impact of Section 162(m) when making future compensation decisions but believe it is important to continue to evaluate the performance of executive officers, in part, on subjective performance measures.

EXECUTIVE COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

					Non-Equity
					Incentive	All
			Stock	Option	Plan	Other
		Salary	Awards	Awards	Compensation	Compensation	Total
Name	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)

Cary L. Deacon,	FY2007	$377,885	$56,675	$122,456	$120,000	$4,400	$681,416
President and CEO(5)
Eric H. Paulson,	FY2007	$459,423	$107,250	$31,995	$180,000	$2,827,816	$3,606,484
Chairman and former CEO(6)
J. Reid Porter,	FY2007	$304,038	$8,550	$8,164	$72,526	$6,907	$400,185
Executive Vice President and CFO
Brian M.T. Burke,	FY2007	$280,000	$6,840	$17,999	$51,499	$4,400	$360,738
President, Navarre Distribution
Gen Fukunaga,	FY2007	$350,000	$5,130	$4,082	$52,080	$4,400	$415,692
CEO and President, FUNimation
John Turner,	FY2007	$235,000	$5,130	$15,511	$40,102	$4,400	$300,143
Sr. Vice President, Global Logistics
Michael A. Bell,	FY2007	$193,461	$6,840	$9,832	—	$162,884	$373,017
former CEO, Encore(7)

(1)	We determine the fair value of stock awards as of the date of grant and recognize the expense over the applicable vesting period. Amounts in this column represent compensation costs recognized by us during FY2007 for financial statement reporting purposes under Statement of Financial Accounting Standards No. 123, Share-Based Payment — Revised 2004 (“FAS 123R”), based on the valuation of stock awards granted in FY2007 and prior years utilizing the assumptions discussed in Note 19 to our consolidated financial statements for the year ended March 31, 2007, but disregarding any estimate of service-based forfeitures.

(2)	Amounts represent compensation costs recognized by us during FY2007 for financial statement reporting purposes under FAS 123R, based on the valuation of option awards granted in FY2007 and prior years utilizing assumptions discussed in Note 19 to our financial statements for the fiscal year ended March 31, 2007, but disregarding any estimate of service-based forfeitures.

(3)	The amounts in this column represent the annual incentive paid under our Annual Management Incentive Plan as discussed in “Compensation Discussion and Analysis” on page 21. The amounts listed were earned for FY2007 although paid after the end of the 2007 fiscal year.

(4)	The All Other Compensation column consists of the following for FY2007:

	Deacon	Paulson(6)	Porter	Burke	Fukunaga	Turner	Bell

Out of pocket expense reimbursement	—	$5,407	—	—	—	—	—
Life insurance premiums	—	$41,390	$2,507	—	—	—	—
401(k) match	$4,400	$4,400	$4,400	$4,400	$4,400	$4,400	$4,400
Club dues	—	$5,771	—	—	—	—	—
Earned unused vacation	—	$10,962	—	—	—	—	$31,099
Loan forgiveness	—	$210,756	—	—	—	—	—
Accrued retirement payments	—	$2,523,528	—	—	—	—	—
Continued health premiums	—	$25,602	—	—	—	—	—
Accrued severance payments	—	—	—	—	—	—	$127,385

(5)	Mr. Deacon was promoted from President and Chief Operating Officer to President and CEO on January 1, 2007. He became a director on January 25, 2007 and received no additional compensation for his service as a director.

(6)	Mr. Paulson was CEO through December 31, 2006 and from January 1, 2007 to March 31, 2007 he was Executive Chairman. He received no additional compensation for his service as a director. The amounts listed in the All Other Compensation column for Mr. Paulson are pursuant to his Employment Agreement which is described in “Executive Severance and Change in Control Agreements” beginning on page 32.

(7)	Mr. Bell’s employment terminated February 2, 2007. His accrued severance payments include continued base salary and benefits through August 2007.

GRANTS OF PLAN-BASED AWARDS IN FY 2007

											All		All
											Other		Other			Grant
											Stock		Option			Date
											Awards:		Awards:		Exercise	Fair
											Number of		Number of		or Base	Value of
			Estimated Future Payouts Under			Estimated Future Payouts Under					Shares of		Securities		Price of	Stock
			Non-Equity Incentive Plan Awards(2)			Equity Incentive Plan Awards(3)					Stock or		Under-lying		Option	and
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target		Maximum		Units		Options		Awards	Option
Name	Date(1)	Date(1)	($)	($)	($)	(#)	(#)		(#)		(#)		(#)		($/Sh)(4)	Awards(5)

Cary L. Deacon	4/1/2006	4/1/2006	—	—	—	0	5,000		7,500		—		—		—	$25,650
	11/2/2006	10/30/2006	—	—	—	—	—		—		70,000	(6)	—		—	$346,500
	11/2/2006	10/30/2006	—	—	—	—	—		—		—		300,000	(6)	$4.95	$900,750
	—	—	0	$292,500	(7)	—	—		—		—		—		—	—
Eric H. Paulson	4/1/2006	4/1/2006	—	—	—	—	—		—		25,000	(8)	—		—	$107,250
	—	—	0	$475,000	$475,000	—	—		—		—		—		—	—
J. Reid Porter	4/1/2006	4/1/2006	—	—	—	0	5,000		7,500		—		—		—	$25,650
	11/2/2006	10/30/2006	—	—	—	—	—		—		—		20,000	(9)	$4.95	$60,050
	—	—	0	$173,250	(7)	—	—		—		—		—		—	—
Brian M.T. Burke	4/1/2006	4/1/2006	—	—	—	0	4,000		6,000		—		—		—	$20,520
	11/2/2006	10/30/2006	—	—	—	—	—		—		—		15,000	(9)	$4.95	$45,038
	—	—	0	$154,000	(7)	—	—		—		—		—		—	—
Gen Fukunaga	4/1/2006	4/1/2006	—	—	—	0	3,000		4,500		—		—		—	$15,390
	11/2/2006	10/30/2006	—	—	—	—	—		—		—		10,000	(9)	$4.95	$30,025
	—	—	0	$175,000	(7)	—	—		—		—		—		—	—
John Turner	4/1/2006	4/1/2006	—	—	—	0	3,000		4,500		—		—		—	$15,390
	11/2/2006	10/30/2006	—	—	—	—	—		—		—		9,000	(9)	$4.95	$27,023
	—	—	0	$132,000	(7)	—	—		—		—		—		—	—
Michael A. Bell	4/1/2006	4/1/2006	—	—	—	0	4,000	(10)	6,000	(10)	—		—		—	$20,520
	11/2/2006	10/30/2006	—	—	—	—	—		—		—		10,000	(10)	$4.95	$30,025
	—	—	0	$115,000	(7)	—	—		—		—		—		—	—

(1)	The date of grant for each award is established by the Compensation Committee during a meeting or by written action without a meeting on or prior to the date of the grant. Pursuant to guidelines adopted by the

Compensation Committee, annual grants are normally discussed and approved in scheduled meetings taking place in September and/or October to become effective as of the first day of the open trading window after public disclosure of second quarter financial information.

(2)	Our Annual Management Incentive Plan is considered a “non-equity incentive plan.” Mr. Paulson participated in a substitute bonus plan set forth in his employment agreement.

This column represents the range of awards under each plan that was possible for FY2007. The amounts that were actually earned by the Named Executive Officers in FY2007 are set forth in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above, and, in each case, the amounts earned were less than target. For FY2007, each Named Executive’s Officer’s target award was established as a percentage of his base salary. The target award percentages are set forth in the discussion of “Annual Incentive Compensation” in our “Compensation Discussion and Analysis” on page 21. For FY2007, the Annual Management Incentive Plan operated as follows: (i) no bonuses were payable if consolidated operating income did not reach a threshold amount; (ii) individual goals comprised 20% of total bonus calculation; (iii) budgeted consolidated (or division) sales comprised 20% of total bonus calculation; and (iv) budgeted consolidated/division operating income comprised 60% of total bonus calculation.

For Mr. Paulson: as set forth in his employment agreement, individual goals comprised 20% of his total bonus calculation; budgeted net sales comprised 20% of his total bonus calculation; and budgeted net profits comprised 60% of his total bonus calculation.

(3)	Performance-based stock unit awards were granted in FY2007 under the 2004 Stock Plan as discussed in “Long-Term Incentive Compensation” in our “Compensation Discussion and Analysis” on page 21. The awards will pay out the range of shares of our Common Stock listed in this column based on the relative performance of the Company’s total shareholder return to the total shareholder return of the Standard & Poor’s Small Cap 600 Index over a three year period ending March 31, 2009. No shares are earned below a relative performance of 25%; 100% of the target shares are earned for a relative performance of 50% and a maximum of 150% of the target shares are earned for a relative performance of 75%. The settlement date is June 1, 2009.

(4)	Under the terms of the 2004 Stock Plan, as amended and approved by shareholders on September 15, 2005, the exercise price is no less than the grant date fair market value defined as the opening price for our Common Stock on the NASDAQ Global Market during a regular session trading or, if the grant date is not a trading day, then the last reported sales price listed on the NASDAQ Global Market prior to the grant date. In FY2007, the exercise price listed in this column was greater than the closing market price for such dates.

(5)	With respect to the performance-based stock unit grants, the grant date fair value is calculated on the basis of the target number of shares.

(6)	In connection with his promotion to CEO, Mr. Deacon’s negotiated compensation package included grants under the 2004 Stock Plan of 70,000 shares of restricted stock and a non-qualified stock option covering 300,000 shares. The terms of these awards are described in the footnotes to the “Outstanding Equity Awards At 2007 Fiscal Year-End” table below.

(7)	The maximum amount payable under the Annual Management Incentive Plan for FY2007 was not calculable because the payout could have exceeded the target amount by an undetermined amount in the event, and to the extent, that our Consolidated Operating Income exceeded budget. This is accomplished through the use of a “multiplier” which adjusts the final incentive payment by the same percentage that Consolidated Operating Income exceeds the stated budget. For FY2007, this event did not occur, and the actual payments, as listed in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above, were less than target.

(8)	Reflects a restricted stock grant to Mr. Paulson under the 2004 Stock Plan to maintain his continued leadership of the Company during the last year of his employment agreement and transition of the Company to a new CEO. The terms of this award are described in the footnotes to the “Outstanding Equity Awards At 2007 Fiscal Year-End” table below.

(9)	Annual stock option grants to the Named Executive Officers under the 2004 Stock Plan.

(10)	Mr. Bell’s annual stock option grant and performance-based stock unit grant were forfeited upon his termination of employment on February 2, 2007.

OUTSTANDING EQUITY AWARDS AT FY2007 FISCAL YEAR-END

	Option Awards				Stock Awards
								Equity
								Incentive
							Equity	Plan
							Incentive	Awards:
							Plan	Market
							Awards:	or Payout
							Number of	Value of
						Market	Unearned	Unearned
					Number of	Value of	Shares,	Shares,
					Shares or	Shares	Units or	Units or
	Number of	Number of			Units of	or Units	Other	Other
	Securities	Securities			Stock	of Stock	Rights	Rights
	Underlying	Underlying			That	That	That	That
	Unexercised	Unexercised	Option	Option	Have	Have	Have	Have
	Options(#)	Options(#)	Exercise	Expiration	Not	Not	Not	Not
Name	Exercisable(1)	Unexercisable	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)

Cary L. Deacon	25,000	0	$17.39	11/24/2010	—	—	—	—
	25,000	0	$6.09	01/30/2010	—	—	—	—
	150,000	0	$7.26	08/14/2015	—	—	—	—
	10,000	0	$4.59	10/25/2015	—	—	—	—
	0	300,000(2)	$4.95	11/01/2016	—	—	—	—
	—	—	—	—	70,000(3)	$262,500	—	—
	—	—	—	—	—	—	5,000(4)	$18,750
Eric H. Paulson	90,000	30,000(5)	$1.73	06/30/2007	—	—	—	—
	50,000	0	$6.09	06/30/2007	—	—	—	—
	—	—	—	—	25,000(6)	$93,750	—	—
J. Reid Porter	175,000	0	$5.89	12/11/2015	—	—	—	—
	0	20,000(2)	$4.95	11/01/2016	—	—	—	—
	—	—	—	—	—	—	5,000(4)	$18,750
Brian M.T. Burke	4,000	0	$1.48	07/18/2007	—	—	—	—
	4,800	0	$0.99	09/17/2007	—	—	—	—
	30,000	10,000(5)	$1.73	02/06/2009	—	—	—	—
	25,000	0	$6.09	01/30/2010	—	—	—	—
	25,000	0	$17.39	11/24/2010	—	—	—	—
	50,000	0	$7.26	08/14/2015	—	—	—	—
	8,000	0	$4.59	10/25/2015	—	—	—	—
	0	15,000(2)	$4.95	11/01/2016	—	—	—	—
	—	—	—	—	—	—	4,000(4)	$15,000
Gen Fukunaga	250,000	0	$8.38	05/10/2015	—	—	—	—
	0	10,000(2)	$4.95	11/01/2016	—	—	—	—
	—	—	—	—	—	—	3,000(4)	$11,250
John Turner	6,000	0	$1.48	07/18/2007	—	—	—	—
	4,800	0	$0.99	09/17/2007	—	—	—	—
	30,000	10,000(5)	$1.73	02/06/2009	—	—	—	—
	25,000	0	$6.09	01/30/2010	—	—	—	—
	25,000	0	$17.39	11/24/2010	—	—	—	—
	7,500	0	$4.59	10/25/2015	—	—	—	—
	0	9,000(2)	$4.95	11/01/2016	—	—	—	—
	—	—	—	—	—	—	3,000(4)	$11,250
Michael A. Bell(7)	—	—	—	—	—	—	—	—

(1)	On March 20, 2006, the vesting of all outstanding stock options with exercise prices equal to or greater than $4.50 per share were accelerated and became exercisable. However, as a condition to the acceleration, the Board required each Named Executive Officer to enter into a lock-up agreement which prohibits the sale, transfer or other disposition of the shares acquired upon any exercise of the accelerated stock options (other than sales to fund the exercise price or to satisfy minimum statutory withholding) until the date on which the exercise would have been permitted under the stock option’s pre-acceleration vesting terms or, if earlier, the officer’s last day of employment with the Company.

(2)	Stock options granted November 2, 2006 which vest in three equal annual installments on November 2, 2007, November 2, 2008 and November 2, 2009.

(3)	Restricted stock award granted November 2, 2006 with restrictions on transfer lapsing in three annual installments of 23,333, 23,333 and 23,334 shares on November 2, 2007, 2008 and 2009, conditioned on continued employment through those dates, at which times said installments will no longer be subject to forfeiture.

(4)	Performance-based stock unit awards granted April 1, 2007 at target level. These cliff vest on March 31, 2007 if the specified performance conditions are met and the grantee remains employed with the Company through the settlement date of June 1, 2007.

(5)	Stock options granted February 6, 2003 which originally vested in five annual installments, of 30,000 shares each, on February 6, 2004, February 6, 2005, February 6, 2006, February 6, 2007 and February 6, 2008. Upon termination of employment on March 31, 2007 due to retirement, vested installments remained exercisable for three months, and the unvested installment was forfeited.

(6)	Restricted stock award granted April 1, 2006 with restrictions on transfer lapsing on April 1, 2007, conditioned on continued employment through March 31, 2007, at which time the shares will no longer be subject to forfeiture.

(7)	Mr. Bell’s unexercised stock option grants and performance-based stock unit grant were forfeited upon his termination of employment on February 2, 2007.

OPTION EXERCISES AND STOCK VESTED IN FY 2007

	Option Awards		Stock Awards
	Number of	Value Realized	Number of Shares	Value Realized
	Shares Acquired	on Exercise	Acquired	on Vesting
Name	on Exercise (#)	($)(1)	on Vesting (#)	($)

Cary L. Deacon	100,000	$224,000	—	—
Eric H. Paulson	—	—	—	—
J. Reid Porter	—	—	—	—
Brian M.T. Burke	72,000	$209,598	—	—
Gen Fukunaga	—	—	—	—
John Turner	—	—	—	—
Michael A. Bell	28,000	$65,480	—	—

(1)	Amounts reflect the difference between the exercise price of the option and either the closing price of our Common Stock on the exercise date or the actual proceeds from sales on the exercise date.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that Navarre specifically incorporates it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act.

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis for FY2007. Based on the review and discussions, the Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in our Proxy Statement for our 2007 Annual Meeting of Stockholders.

This review is submitted by the Committee:

Tom F. Weyl (Chair)
Deborah L Hopp
Richard Gary St. Marie
Michael L. Snow

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is a current or former officer of the Company or any of our subsidiaries. In addition, no member of our Compensation Committee is an executive officer of another entity where any of our executives serve on the other entity’s compensation committee.

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL AGREEMENTS

In order to attract and retain talented executives, we have entered into employment and other agreements with certain executive officers. With respect to these agreements, a termination for “Cause” generally means a felony conviction, willful neglect, malfeasance or misconduct, or violation of a Company policy, which could result in material harm to the Company, fraud or dishonesty with respect to the Company’s business, breach of duty of loyalty or a material breach of the executive’s covenants in the agreement. A termination “Without Cause” would be an involuntary termination for which the Company did not have Cause. A termination by an executive for “Good Reason” generally means a reduction in the executive’s compensation, rights or benefits, a material reduction in duties, responsibilities or authority, relocation to other than the our principal headquarters, an adverse material change in working conditions or a material breach of the Company’s covenants in the agreement. A “Change in Control Transaction” generally includes the occurrence of any of the following: (i) the acquisition by any person or entity of 50% or more of the voting power of the Company’s outstanding shares; (ii) a merger or other business combination of the Company, a liquidation or dissolution, unless following such transaction the Company’s shareholders before the transaction have the same proportionate ownership of stock of the surviving entity; (iii) the board of directors prior to any transaction does not constitute a majority of the board thereafter; and (iv) any other transaction required to be reported as a change of control under Regulation 14A of the Securities and Exchange Commission.

Cary L. Deacon Amended and Restated Employment Agreement

We entered into a written employment agreement with Mr. Deacon as our President and Chief Operating Officer on June 21, 2006, and amended and restated the agreement on December 28, 2006 in connection with Mr. Deacon’s promotion to President and Chief Executive Officer effective January 1, 2007. This agreement expires December 31, 2009; however, the initial term of the agreement automatically extends for successive one year periods unless notice of termination is provided by one party to the other at least six months prior to the expiration of the then-current term.

Pursuant to the amended and restated agreement, Mr. Deacon is entitled to receive a minimum annual base salary of $450,000, subject to annual merit increases at the discretion of the Compensation Committee. His annual bonus target amount is up to 80% of the current base salary amount. Mr. Deacon is also entitled to reimbursement for reasonable business expenses, a $2.0 million life insurance policy (with annual premiums not to exceed $15,000), paid vacation, and participation in benefit plans on the same basis as other executive officers of the Company. Mr. Deacon also received, in connection with his promotion, the stock option and restricted stock grants described in the “Grants of Plan Based Awards in FY2007” table on page 28 (the “Promotion Grants”).

The agreement requires that Mr. Deacon will (i) not compete with any material portion of the Company’s business activities during his employment and for up to 18 months following termination of his employment; (ii) honor confidentiality obligations during and after his employment; and (iii) assign to the Company any intellectual property he creates during his employment.

The agreement provides for certain severance payments if Mr. Deacon’s employment is terminated Without Cause or by Mr. Deacon for Good Reason. Severance payments include: (i) his then-current base salary through the end of the agreement or two years, whichever is greater, paid in a lump sum in two installments; (ii) an amount equal to the average of his annual bonus during the three prior fiscal years, multiplied by a factor of two and paid in a lump sum in two installments; and (iii) any earned but unpaid annual bonus for the most recently completed fiscal year. In addition, Mr. Deacon would be entitled to continue to receive medical, dental and life insurance benefits at Company expense for a period of eighteen months and the scheduled vesting of the Promotion Grants would be accelerated.

Upon the occurrence of a Change in Control Transaction, the scheduled vesting of the Promotion Grants would automatically be accelerated, but Mr. Deacon would not otherwise be entitled to any payments unless he is also terminated Without Cause or terminates for Good Reason. If a Change in Control Transaction occurs after a termination Without Cause or for Good Reason, any severance payments not yet paid to Mr. Deacon would become immediately due and payable.

Eric H. Paulson Employment Agreement

We entered into an employment agreement with Mr. Paulson effective November 1, 2001, as subsequently amended, which provided for his employment as Chief Executive Officer through December 31, 2006 and as Executive Chairman through March 31, 2007. This agreement terminated on March 31, 2007.

The agreement provided for a base salary of at least $350,000 per year, subject to annual merit increases at the discretion of the Compensation Committee, and an annual bonus of up to one hundred percent (100%) of his current base salary based upon the Company’s achievement of annual net profits and net sales goals and his achievement of individual objectives established by the Compensation Committee. Mr. Paulson was also entitled to reimbursement of reasonable business expenses, medical and disability insurance and reimbursement of out of pocket expenses, Company paid life insurance policies, vacation, and reimbursement of automobile expenses.

The agreement also included a loan to Mr. Paulson, made concurrent with the signing of the agreement, of $1.0 million. Under the agreement, the loan was forgiven in equal installments of $200,000, together with accrued interest at the rate of 5.25% per year, on each of March 31, 2003, 2004, 2005, 2006 and 2007. The principal and interest forgiven and written-off in FY2007 was $210,756.

The agreement also established an incentive-based deferred compensation plan which funded if our Common Stock closed over certain price targets, with the highest being $10.00 per share, for any 30 consecutive trading days during the employment period. The price targets were satisfied, and the Company recorded compensation expense for this provision of approximately $1.5 million in fiscal year 2004 and approximately $2.5 million in fiscal year 2005. These amounts were also previously reported as compensation earned by Mr. Paulson for such fiscal years. Such amounts will be paid in three equal installments on March 31, 2008, 2009 and 2010 together with interest from the date of termination at the annual rate of 8%. We placed the amount of the deferred incentive compensation into a “rabbi trust” for the benefit of Mr. Paulson in April 2007.

In addition to the foregoing deferred incentive compensation, as of March 31, 2007, Mr. Paulson became entitled to receive under the amended agreement the following: (i) payment by no later than June 15, 2007 of his earned annual bonus for FY2007 which amounted to $180,000; (ii) payment on March 30, 2007 of all earned but unused vacation pursuant to Company policy; and (iii) the following retirement payments and benefits, subject where necessary under Section 409A of the Code to a six month delay: (a) continued payment of his average (for the three most recent fiscal years) base salary and bonus for a period of three (3) years ending March 31, 2010, payable pursuant to the Company’s normal payroll schedule; (b) payment of the full premium for continued family coverage in the group medical plan provided to the Company’s other officers through March 31, 2010; (c) payment of the full premium for continued family coverage in the group dental plan provided to the Company’s other officers through December 31, 2009; and (d) payment of a fixed cash equivalent substitute, equal to the amount of $6,049 per month through March 31, 2010, in lieu of and in full substitution for all other benefits.

J. Reid Porter Executive Severance Agreement

On December 23, 2005, we entered into an executive severance agreement with Mr. Porter which was effective as of his date of hire on December 12, 2005. The agreement provides for certain severance payments if Mr. Porter’s employment is terminated Without Cause or by Mr. Porter for Good Reason. In such event, Mr. Porter would be entitled to continued payment of his then current base salary for a period of one year following termination. The Company may elect to make such payment in a lump sum. The agreement does not provide for any payments or benefits in connection solely with a Change in Control Transaction.

The agreement requires that Mr. Porter will (i) not compete with any material portion of the Company’s business activities during his employment and for a period of two years thereafter; (ii) honor confidentiality obligations during and after his employment; and (iii) assign to the Company any intellectual property he creates during his employment.

Gen Fukunaga Employment Agreement

In 2005, we entered into an employment agreement with Mr. Fukunaga providing for his employment as Chief Executive Officer and President of FUNimation. Mr. Fukunaga was a founder of FUNimation, and this agreement was entered into in connection with our acquisition of all of the ownership interests of FUNimation. The agreement terminates on May 10, 2010 and provides for a base salary of at least $350,000 per year, subject to annual discretionary merit increases, and an annual bonus payment consistent with the Annual Management Incentive Plan. Pursuant to the agreement, Mr. Fukunaga received a stock option covering 250,000 shares of our Common Stock upon the closing of the acquisition. Mr. Fukunaga is also eligible for customary benefits that are provided to similarly-situated executives including health and disability insurance, future stock option grants, reimbursement of his reasonable business expenses, and paid vacation time.

The agreement provides Mr. Fukunaga with the ability to earn two performance-based bonuses in the event that certain financial targets are met by FUNimation during the fiscal years ending March 31, 2006-2010. Specifically, if the total EBIT (earnings before interest and tax) of FUNimation during the fiscal years ending March 31, 2006 through March 31, 2008 is in excess of $90.0 million in respect of such fiscal year, Mr. Fukunaga is entitled to receive a bonus payment in an amount equal to 5% of the EBIT that exceeds $90.0 million; however, this bonus payment shall not exceed $5.0 million. Further, if the combined EBIT of FUNimation is in excess of $60.0 million during the period consisting of the fiscal years ending March 31, 2009 and 2010, Mr. Fukunaga is entitled to receive a bonus payment in an amount equal to 5% of the EBIT that exceeds $60.0 million; however, this bonus payment shall not exceed $4.0 million. Mr. Fukunaga did not earn a bonus payment under this provision with respect to fiscal years 2006 and 2007.

The agreement provides for certain severance payments if Mr. Fukunaga’s employment is terminated Without Cause or by Mr. Fukunaga for Good Reason. Severance payments include: (i) continued payment of his current base salary for the lesser of the remaining term of his employment agreement or two years; (ii) an amount equal to his annual bonus earned during the prior fiscal year for the lesser of the remaining term of his employment agreement or two years; and (iii) any earned but unpaid annual bonus for the most recently completed fiscal year. The Company may elect to make such payment in a lump sum. Severance payments to be made following termination do not include the performance-based bonuses payable in connection with meeting the EBIT targets discussed above.

The agreement requires that Mr. Fukunaga will (i) not compete with any material portion of the Company’s business activities during his employment and for a period of eighteen months thereafter; (ii) honor confidentiality obligations during and after his employment; and (iii) assign to the Company any intellectual property he creates during his employment.

Change in Control Termination Agreements for John Turner and Brian M.T. Burke

The Company has entered into agreements with Mr. Burke and Mr. Turner which provide for certain severance payments in the event that both a Change in Control Transaction has occurred and, within one year of the Change in Control Transaction, either the executive’s employment is involuntarily terminated for any reason, or there is an adverse change in the executive’s position, duties, responsibilities, authority or compensation. In such events, the executive is entitled to cash payments equal to the average of all taxable compensation and fringe benefits paid to or on behalf of the executive by the Company, based on the two most recent calendar years, to be paid over a twelve (12) month period. These agreements remain in effect during the employment of the executive and may not be terminated by the Company without the consent of the executive.

Employment Agreement of Former Encore CEO Michael A. Bell

Prior to the termination of his employment on February 2, 2007, Mr. Bell was subject to an employment agreement with Encore, our wholly owned subsidiary. Mr. Bell was the founder of Encore’s predecessor. The employment agreement was entered into in 2002, at the time that we acquired substantially all of the assets of the predecessor business, in order to ensure his continued services as Chief Executive Officer of Encore. The agreement had a term ending August 23, 2007, but was terminated early by Encore on February 2, 2007. Pursuant to the employment agreement, Mr. Bell became eligible to receive upon his termination the following severance pay and benefits: (i) his base pay at time of termination ($230,000 stated annually) through August 23, 2007; (ii) payout of accrued vacation; and (iii) current benefit coverage fully paid by the Company through the end of August 2007.

POTENTIAL PAYMENTS UPON TERMINATION

The following table assumes that a termination event occurred on March 31, 2007 and illustrates the payments that the Named Executive Officers would be entitled to under the employment and severance agreements described above.

			Substitute
	Salary	Benefit	Incentive Plan
	Continuation	Premiums	Payments		Other
Name	($)	($)	($)		($)

Cary L. Deacon(1)	$900,000	$6,068	$124,667	(2)	$1,076,669	(3)
Eric H. Paulson(4)	—	—	—		—
J. Reid Porter(5)	$315,000	—	—		—
Brian M.T. Burke(6)	$257,693	—	$25,750		—
Gen Fukunaga(7)	$700,000	—	$104,160		—
John Turner(6)	$228,846	—	$20,051		—
Michael A. Bell(8)	—	—	—		—

(1)	Requires termination Without Cause or for Good Reason. Salary continuation and substitute incentive payments are payable in two equal installments upon termination and one year thereafter but become immediately payable if a Change in Control Transaction occurs after termination of employment.

(2)	Represents Mr. Deacon’s substitute incentive plan payout calculated as the average of the amounts earned by Mr. Deacon for the last three years under the Annual Management Incentive Plan ($120,000, $0, and $175,000) multiplied by two.

(3)	Represents the value of the acceleration of vesting of Mr. Deacon’s stock option and restricted stock awards, which are described in the “Outstanding Equity Awards at Fiscal Year End” table on page 30, based on the “Grant Date Fair Value” listed in such table, less the FAS123R compensation expense recognized for FY2007 and listed in the “Summary Compensation Table” on page 27. This value would also be realized upon a Change in Control Transaction.

(4)	Payments under Mr. Paulson’s employment agreement which he became entitled to following his retirement on March 31, 2007 became certain on that date and are included in the “Summary Compensation Table” on page 27 as “All Other Compensation.”

(5)	Requires termination Without Cause or for Good Reason and unaffected by a Change in Control Transaction. Salary continuation is paid on the Company’s normal payroll cycle for a period of one year but may be paid in a lump sum at the election of the Company.

(6)	Requires both a Change in Control Transaction and either involuntary termination of employment or material diminution in position or compensation within one year of the Change in Control Transaction. Mr. Burke and Mr. Turner are eligible for continued payment on the Company’s normal payroll cycle for a period of one year of the average of their taxable earnings for the past two calendar years (base pay and Annual Management Incentive Plan payouts). For Mr. Burke, Annual Management Incentive Plan payouts in 2006 and 2007 were $0 and $51,499. For Mr. Turner, Annual Management Incentive Plan payouts in 2006 and 2007 were $0 and $40,102.

(7)	Requires termination Without Cause or for Good Reason and unaffected by a Change in Control Transaction. Salary continuation is paid on the Company’s normal payroll cycle for two years but may be paid in a lump sum at the election of the Company. Mr. Fukunaga’s substitute incentive plan payment is calculated as the Annual Management Incentive Plan payment earned by Mr. Fukunaga for FY2007 multiplied by two.

(8)	Payments under Mr. Bell’s employment agreement became certain upon his termination of employment on February 2, 2007 and are included in the “Summary Compensation Table” on page 27 as “All Other Compensation.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Director Cheney Severance Agreement

Mr. Cheney is a former Chief Financial Officer of the Company. His employment terminated on April 30, 2004, and we entered into a separation agreement and release agreement with Mr. Cheney regarding his resignation and severance. In exchange for certain representations, promises and releases, including non-competition and non-solicitation provisions, we agreed to pay Mr. Cheney an amount equal to $470,000, representing two years of his base salary and bonus, paid to him in equal installments over the course of forty-eight (48) months. We also agreed to pay the additional sum of $109,778, paid in equal installments over the course of forty-eight (48) months, in consideration for non-rescission of any of the provisions of the separation agreement. Mr. Cheney also received continued medical benefits until April 30, 2005 and a lump sum payment of $4,519 for unused vacation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our Common Stock. These insiders are required by Securities and Exchange Commission rules to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. Based upon its review of Forms 3, 4 and 5 filed by the Company’s insiders, the Company believes all such forms with respect to transactions occurring in FY2007 were filed on a timely basis.

SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

Any shareholder desiring to submit a proposal for action at the 2008 annual meeting of shareholders and presentation in the Company’s proxy statement with respect to such meeting should arrange for such proposal to be delivered to the Company’s offices, 7400 49th Avenue North, New Hope, Minnesota 55428 addressed to the Secretary, no later than March 29, 2008 in order to be considered for inclusion in the Company’s proxy statement relating to the meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

In addition, SEC Rule 14a-4 governs the Company’s use of its discretionary proxy voting authority with respect to a shareholder proposal that is not submitted and included in the Company’s proxy statement pursuant to the above procedure. The Rule provides that if a proponent of a proposal fails to notify the Company at least 45 days prior to the month and day of mailing of the prior year’s proxy statement, then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement. With respect to the Company’s 2008 annual meeting of shareholders, if the Company is not provided notice of a shareholder proposal by June 12, 2007, the Company will be allowed to use its discretionary voting authority.

OTHER BUSINESS

All items of business intended by management to be brought before the meeting are set forth in the Proxy Statement, and management knows of no other business to be presented. If other matters of business not presently known to the Board of Directors shall be properly raised at the Annual Meeting, it is the attention of the persons named in the proxy to vote on such matters in accordance with their best judgment.

The Company’s Annual Report on Form 10-K for FY2007 is enclosed herewith. Shareholders may also view this Proxy Statement and Form 10-K on Navarre’s website www.navarre.com, the Securities and Exchange Commission’s website www.sec.gov, or may receive a copy by writing to: Navarre Corporation, 7400 49th Avenue North, New Hope, Minnesota 55428, Attention: Investor Relations, or by calling the Company at (763) 535-8333.

By Order of the Board of Directors,

Ryan F. Urness
Secretary and General Counsel

Dated: July 27, 2007

NAVARRE CORPORATION PROXY SOLICITED BY BOARD OF DIRECTORS For Annual Meeting of Shareholders September 13, 2007 3:00 p.m. Central Time 7400 49th Avenue North New Hope, Minnesota 55428 Navarre Corporation 7400 49th Avenue North New Hope, Minnesota 55428 PROXY The undersigned, revoking all prior proxies, hereby appoints Cary L. Deacon and Ryan F. Urness, and either of them, as proxy or proxies, with full power of substitution and revocation, to vote all shares of Common Stock of Navarre Corporation (the “Company”) of record in the name of the undersigned at the close of business on July 20, 2007, at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, September 13, 2007, or at any adjournment thereof, upon the matters stated on reverse: See reverse for voting instructions. COMPANY #

There are three ways to vote your Proxy Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK HHH EASY HHH IMMEDIATE • Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on September 12, 2007. • Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you. VOTE BY INTERNET — http://www.eproxy.com/navr/ — QUICK HHH EASY HHH IMMEDIATE • Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12:00 p.m. (CT) on September 12, 2007. • Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to NAVARRE CORPORATION, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873. If you vote by Phone or Internet, please do not mail your Proxy Card 3 Please detach here 3 1. Electing the following directors for the terms described in the accompanying Proxy Statement: 01 Keith A. Benson 03 Timothy R. Gentz Vote FOR all Vote WITHHELD 02 Cary L. Deacon 04 Tom F. Weyl nominees except from all nominees as indicated below (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. Ratifying the appointment of Grant Thornton LLP. FOR AGAINST ABSTAIN 3. Approving an amendment to the Amended and Restated 2004 Stock Plan to increase FOR AGAINST ABSTAIN the number of shares available for issuance under the Plan as described in the accompanying Proxy Statement. In their discretion, the Proxies are authorized to vote upon any other matters as may properly come before the Annual Meeting or any adjournments thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all nominees, FOR Proposal 2 and FOR Proposal 3. The Board of Directors recommends a vote FOR all nominees, FOR Proposal 2 and FOR Proposal 3. Address Change? Mark Box Indicate changes below: Dated: ___Signature(s) Please sign your name exactly as it appears at left. In the case of shares owned in joint tenancy or as tenants in common, all should sign. Fiduciaries should indicate their title and authority.